                        CONSTRUCTION/TERM LOAN AGREEMENT



                         Dated as of September 25, 1996



                                      among



                              SUNSET STATION, INC.



                            THE LENDERS HEREIN NAMED



                                BANK OF SCOTLAND

                                       and

                                SOCIETE GENERALE
                                  as Co-Agents



                                       and



                            BANK OF AMERICA NATIONAL
                TRUST AND SAVINGS ASSOCIATION, as Managing Agent

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Article  1 DEFINITIONS AND ACCOUNTING TERMS. . . . . . . . . . . . . . . . .   1
       1.1  Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . .   1
       1.2  Use of Defined Terms . . . . . . . . . . . . . . . . . . . . . .  33
       1.3  Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . .  33
       1.4  Rounding . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       1.5  Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . .  34
       1.6  References to "Borrower and its Subsidiaries". . . . . . . . . .  34
       1.7  Miscellaneous Terms. . . . . . . . . . . . . . . . . . . . . . .  34

Article  2 LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       2.1  Loans-General. . . . . . . . . . . . . . . . . . . . . . . . . .  35
       2.2  Automatic Reduction of Commitment. . . . . . . . . . . . . . . .  36
       2.3  Voluntary Reduction of Commitment. . . . . . . . . . . . . . . .  36
       2.4  Managing Agent's Right to Assume Funds Available for
            Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       2.5  Collateral and Guaranty. . . . . . . . . . . . . . . . . . . . .  37
       2.6  Lender's Acknowledgement . . . . . . . . . . . . . . . . . . . .  37

Article  3 PAYMENTS AND FEES . . . . . . . . . . . . . . . . . . . . . . . .  38
       3.1  Principal and Interest . . . . . . . . . . . . . . . . . . . . .  38
       3.2  Arrangement Fee. . . . . . . . . . . . . . . . . . . . . . . . .  40
       3.3  Upfront Fees . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       3.4  Commitment Fees. . . . . . . . . . . . . . . . . . . . . . . . .  41
       3.5  Prepayment Fee . . . . . . . . . . . . . . . . . . . . . . . . .  41
       3.6  Managing Agent Fees. . . . . . . . . . . . . . . . . . . . . . .  41
       3.7  Co-Agent Fees. . . . . . . . . . . . . . . . . . . . . . . . . .  42
       3.8  Increased Commitment Costs . . . . . . . . . . . . . . . . . . .  42
       3.9  Eurodollar Costs and Related Matters . . . . . . . . . . . . . .  42
       3.10  Late Payments . . . . . . . . . . . . . . . . . . . . . . . . .  47
       3.11  Computation of Interest and Fees. . . . . . . . . . . . . . . .  47
       3.12  Non-Banking Days. . . . . . . . . . . . . . . . . . . . . . . .  47
       3.13  Manner and Treatment of Payments. . . . . . . . . . . . . . . .  47
       3.14  Funding Sources . . . . . . . . . . . . . . . . . . . . . . . .  49
       3.15  Failure to Charge Not Subsequent Waiver . . . . . . . . . . . .  49
       3.16  Managing Agent's Right to Assume Payments Will be Made by
             Borrower. . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
       3.17  Fee Determination Detail. . . . . . . . . . . . . . . . . . . .  49
       3.18  Survivability . . . . . . . . . . . . . . . . . . . . . . . . .  50

Article  4 REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . .  51
       4.1  Existence and Qualification; Power; Compliance With Laws . . . .  51
       4.2  Authority; Compliance With Other Agreements and Instruments
            and Government Regulations . . . . . . . . . . . . . . . . . . .  51
       4.3  No Governmental Approvals Required . . . . . . . . . . . . . . .  52
       4.4  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .  52
       4.5  Financial Statements . . . . . . . . . . . . . . . . . . . . . .  53
       4.6  No Other Liabilities; No Material Adverse Changes. . . . . . . .  54
       4.7  Title to Property. . . . . . . . . . . . . . . . . . . . . . . .  54
       4.8  Intangible Assets. . . . . . . . . . . . . . . . . . . . . . . .  54


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       4.9  Public Utility Holding Company Act . . . . . . . . . . . . . . .  54
       4.10  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  54
       4.11  Binding Obligations . . . . . . . . . . . . . . . . . . . . . .  55
       4.12  No Default. . . . . . . . . . . . . . . . . . . . . . . . . . .  55
       4.13  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
       4.14  Regulations G, T, U and X; Investment Company Act . . . . . . .  56
       4.15  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . .  56
       4.16  Tax Liability . . . . . . . . . . . . . . . . . . . . . . . . .  56
       4.17  Projections . . . . . . . . . . . . . . . . . . . . . . . . . .  56
       4.18  Hazardous Materials . . . . . . . . . . . . . . . . . . . . . .  56
       4.19  Gaming Laws . . . . . . . . . . . . . . . . . . . . . . . . . .  57
       4.20  Security Interests. . . . . . . . . . . . . . . . . . . . . . .  57

Article  5 AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING
       REQUIREMENTS) . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
       5.1  Payment of Taxes and Other Potential Liens . . . . . . . . . . .  58
       5.2  Preservation of Existence. . . . . . . . . . . . . . . . . . . .  58
       5.3  Maintenance of Properties. . . . . . . . . . . . . . . . . . . .  58
       5.4  Maintenance of Insurance . . . . . . . . . . . . . . . . . . . .  58
       5.5  Compliance With Laws . . . . . . . . . . . . . . . . . . . . . .  59
       5.6  Inspection Rights. . . . . . . . . . . . . . . . . . . . . . . .  59
       5.7  Keeping of Records and Books of Account. . . . . . . . . . . . .  59
       5.8  Compliance With Agreements . . . . . . . . . . . . . . . . . . .  59
       5.9  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .  59
       5.10  New Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . .  59
       5.11  Hazardous Materials Laws. . . . . . . . . . . . . . . . . . . .  60
       5.12  Gaming Licenses . . . . . . . . . . . . . . . . . . . . . . . .  60
       5.13  Supplemental Credit Facility. . . . . . . . . . . . . . . . . .  60

Article  6 NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . .  62
       6.1  Payment of Subordinated Obligations. . . . . . . . . . . . . . .  62
       6.2  Disposition of Property. . . . . . . . . . . . . . . . . . . . .  62
       6.3  Mergers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
       6.4  Hostile Acquisitions . . . . . . . . . . . . . . . . . . . . . .  63
       6.5  Distributions. . . . . . . . . . . . . . . . . . . . . . . . . .  63
       6.6  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
       6.7  Change in Nature of Business . . . . . . . . . . . . . . . . . .  63
       6.8  Liens and Negative Pledges . . . . . . . . . . . . . . . . . . .  63
       6.9  Indebtedness and Guaranty Obligations. . . . . . . . . . . . . .  64
       6.10  Transactions with Affiliates. . . . . . . . . . . . . . . . . .  64
       6.11  Senior Funded Debt Ratio. . . . . . . . . . . . . . . . . . . .  64
       6.12  Fixed Charge Coverage Ratio . . . . . . . . . . . . . . . . . .  65
       6.13  Effective Net Worth . . . . . . . . . . . . . . . . . . . . . .  65
       6.14  Capital Expenditures. . . . . . . . . . . . . . . . . . . . . .  65
       6.15  Investments . . . . . . . . . . . . . . . . . . . . . . . . . .  66
       6.16  Acquisitions. . . . . . . . . . . . . . . . . . . . . . . . . .  66
       6.17  Operating Leases. . . . . . . . . . . . . . . . . . . . . . . .  66
       6.18  Subsidiary Indebtedness . . . . . . . . . . . . . . . . . . . .  67
       6.19  Management Fees . . . . . . . . . . . . . . . . . . . . . . . .  67
       6.20  Amendments to Equipment Sublease. . . . . . . . . . . . . . . .  67
       6.21  Supplemental Loan Agreement . . . . . . . . . . . . . . . . . .  67

Article  7 CONSTRUCTION PERIOD COVENANTS . . . . . . . . . . . . . . . . . .  68

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       7.1  Construction of Project. . . . . . . . . . . . . . . . . . . . .  68
       7.2  Amendments to Plans and Budgets. . . . . . . . . . . . . . . . .  68
       7.3  Timetable. . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
       7.4  Construction Requirements. . . . . . . . . . . . . . . . . . . .  68
       7.5  Construction Services Group. . . . . . . . . . . . . . . . . . .  68
       7.6  Notice of Changes. . . . . . . . . . . . . . . . . . . . . . . .  68
       7.7  Construction Progress Reports. . . . . . . . . . . . . . . . . .  69
       7.8  Construction Information . . . . . . . . . . . . . . . . . . . .  69
       7.9  Construction, Permits, Licenses and Approvals. . . . . . . . . .  69
       7.10  Purchase of Materials . . . . . . . . . . . . . . . . . . . . .  69
       7.11  Purchase of Offsite Materials . . . . . . . . . . . . . . . . .  69
       7.12  Site Visits . . . . . . . . . . . . . . . . . . . . . . . . . .  69
       7.13  Protection Against Lien Claims. . . . . . . . . . . . . . . . .  70
       7.14  Completion Certificates . . . . . . . . . . . . . . . . . . . .  70
       7.15  Completion Survey . . . . . . . . . . . . . . . . . . . . . . .  70

Article  8 INFORMATION AND REPORTING REQUIREMENTS. . . . . . . . . . . . . .  71
       8.1  Financial and Business Information . . . . . . . . . . . . . . .  71
       8.2  Compliance Certificates. . . . . . . . . . . . . . . . . . . . .  75

Article  9 CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
       9.1  Initial Advances . . . . . . . . . . . . . . . . . . . . . . . .  76
       9.2  Initial Advances - Further Conditions. . . . . . . . . . . . . .  80
       9.3  Advances - Special Condition . . . . . . . . . . . . . . . . . .  81
       9.4  Any Advance. . . . . . . . . . . . . . . . . . . . . . . . . . .  81

Article  10 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT . . . . . .  83
       10.1  Events of Default . . . . . . . . . . . . . . . . . . . . . . .  83
       10.2  Remedies Upon Event of Default. . . . . . . . . . . . . . . . .  86


Article  11 THE MANAGING AGENT . . . . . . . . . . . . . . . . . . . . . . .  90
       11.1  Appointment and Authorization . . . . . . . . . . . . . . . . .  90
       11.2  Managing Agent and Affiliates . . . . . . . . . . . . . . . . .  90
       11.3  Proportionate Interest in any Collateral. . . . . . . . . . . .  90
       11.4  Lenders' Credit Decisions . . . . . . . . . . . . . . . . . . .  91
       11.5  Action by Managing Agent. . . . . . . . . . . . . . . . . . . .  91
       11.6  Liability of Managing Agent . . . . . . . . . . . . . . . . . .  92
       11.7  Indemnification . . . . . . . . . . . . . . . . . . . . . . . .  93
       11.8  Successor Managing Agent. . . . . . . . . . . . . . . . . . . .  94
       11.9  Foreclosure on Collateral . . . . . . . . . . . . . . . . . . .  95
       11.10  No Obligations of Borrower . . . . . . . . . . . . . . . . . .  95

Article  12 MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . .  96
       12.1  Cumulative Remedies; No Waiver. . . . . . . . . . . . . . . . .  96
       12.2  Amendments; Consents. . . . . . . . . . . . . . . . . . . . . .  96
       12.3  Costs, Expenses and Taxes . . . . . . . . . . . . . . . . . . .  97
       12.4  Nature of Lenders' Obligations. . . . . . . . . . . . . . . . .  98
       12.5  Survival of Representations and Warranties. . . . . . . . . . .  99
       12.6  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
       12.7  Execution of Loan Documents . . . . . . . . . . . . . . . . . .  99
       12.8  Binding Effect; Assignment. . . . . . . . . . . . . . . . . . . 100
       12.9  Right of Setoff . . . . . . . . . . . . . . . . . . . . . . . . 103
       12.10  Sharing of Setoffs . . . . . . . . . . . . . . . . . . . . . . 103

       12.11  Indemnity by Borrower. . . . . . . . . . . . . . . . . . . . . 104
       12.12  Nonliability of the Lenders. . . . . . . . . . . . . . . . . . 105
       12.13  No Third Parties Benefited . . . . . . . . . . . . . . . . . . 106
       12.14  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . 106
       12.15  Further Assurances . . . . . . . . . . . . . . . . . . . . . . 107
       12.16  Integration. . . . . . . . . . . . . . . . . . . . . . . . . . 107
       12.17  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 107
       12.18  Severability of Provisions . . . . . . . . . . . . . . . . . . 108
       12.19  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . 108
       12.20  Time of the Essence. . . . . . . . . . . . . . . . . . . . . . 108
       12.21  Foreign Lenders and Participants . . . . . . . . . . . . . . . 108
       12.22  Hazardous Material Indemnity . . . . . . . . . . . . . . . . . 109
       12.23  Gaming Boards. . . . . . . . . . . . . . . . . . . . . . . . . 110
       12.24  Waiver of Right to Trial by Jury . . . . . . . . . . . . . . . 110
       12.25  Purported Oral Amendments. . . . . . . . . . . . . . . . . . . 110


Exhibits
--------

A   - Architect's Certificate and Consent
B   - Collateral Assignment
C   - Commitment Assignment and Acceptance
D   - Completion Guaranty
E   - Compliance Certificate
F   - Contractor's Certificate and Consent
G   - Deed of Trust
H   - Intercreditor Agreement
I   - Landlord Consent and Agreement
J   - Note
K-1 - Opinion of Counsel
K-2   Opinion of Counsel
L   - Pledge Agreement
M   - Request for Loan
N   - Security Agreement
O   - Subsidiary Guaranty


Schedules
---------

1.1    Lender Commitments
4.3    Governmental Approvals
4.4    Subsidiaries
4.7    Existing Liens, Negative Pledges and Rights of Others
4.8    Trademarks and Trade Names
4.10   Material Litigation
4.18   Environmental Matters
6.9    Existing Indebtedness
6.15   Existing Investments

                        CONSTRUCTION/TERM LOAN AGREEMENT

                         Dated as of September 25, 1996


            This CONSTRUCTION/TERM LOAN AGREEMENT ("Agreement") is entered into by and among Sunset Station, Inc., a Nevada corporation ("Borrower"), each lender whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to
Section 12.8 (collectively, the "Lenders" and individually, a "Lender"), Bank of Scotland and Societe Generale as Co-Agents, and Bank of America National Trust and Savings Association, as Managing Agent.

            In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    Article 1
                        DEFINITIONS AND ACCOUNTING TERMS


            1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

            "ACQUISITION" means any transaction, or any series of related transactions, by which Borrower and/or any of its Subsidiaries directly or indirectly acquires any ongoing business or all or substantially all of the assets of any firm, corporation or division thereof constituting an ongoing business, whether through purchase of capital stock, assets, merger or otherwise.

            "ADJUSTED ANNUALIZED EBITDA" means, with respect to any fiscal period, Annualized EBITDA for that fiscal period PLUS (a) any Cash Equity Contributions (OTHER THAN Cash Equity Contributions required pursuant to the Completion Guaranty or which are a Qualified Capital Source) made to Borrower during that fiscal period PLUS (b) any Supplemental Loans made to Borrower pursuant to Section 2.01(a) of the Supplemental Loan Agreement during that fiscal period.

            "ADVANCE" means any advance made or to be made by any Lender to Borrower as provided in ARTICLE 2.

            "AFFILIATE" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); PROVIDED that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person.

            "AGREEMENT" means this Construction/Term Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

            "ALTERNATE BASE RATE" means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the HIGHER OF (a) the Reference Rate in effect on such date and
       (b) the Federal Funds Rate in effect on such date plus 1/2 of 1%
       (50 basis points).

            "ALTERNATE BASE RATE ADVANCE" means, with respect to any Lender,
       (a) the portion of an Alternate Base Rate Loan that is equal to such Lender's Pro Rata Share of such Alternate Base Rate Loan and (b) the portion of a Eurodollar Rate Loan to which Section 3.9(c) applies that is equal to such Lender's Pro Rata Share of such Eurodollar Rate Loan.

            "ALTERNATE BASE RATE LOAN" means a Loan made hereunder that is an Alternate Base Rate Loan in accordance with ARTICLE 2.

            "ALTERNATE BASE RATE MARGIN" means, for any Alternate Base Rate Loan, the number of basis points which, when added to the Alternate Base Rate as of the date such Loan was made as or converted into an Alternate Base Rate Loan, would have resulted in an interest rate equal to the SUM OF the Eurodollar Rate that would have applied on that date for a Eurodollar Rate Loan with a three month Interest Period plus 3 3/4% (375 basis points).

            "AMORTIZATION AMOUNT" means, with respect to each Amortization Date, the amount set forth below opposite that Amortization Date:

                 AMORTIZATION DATE                  AMOUNT

            Initial Amortization Date and each                     $1,750,000
            of the next three (3) Amortization
            Dates

            Each of the next four (4)                              $2,250,000
            Amortization Dates

            Each of the next two (2)                               $2,000,000
            Amortization Dates

            "AMORTIZATION DATE" means the Initial Amortization Date and the last day of each Eurodollar Period ending nearest to each June 30, September 30, December 31 and March 31 thereafter.

            "ANNUALIZED EBITDA" means, as of the last day of each Fiscal Quarter ending after the Completion Date, EBITDA for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters, ADJUSTED, with respect to any such fiscal period in which the Project is open for business for at least one (1) full Fiscal Quarter but less than four (4) full Fiscal Quarters, by such amount as is necessary to reflect the annualization of EBITDA using the following conventions:
       (i) if the Project has been open for business for less than one (1) full Fiscal Quarter, no annualization adjustment shall be made, (ii) if the Project has been open for business for one (1) full Fiscal Quarter, EBITDA for that Fiscal Quarter shall be multiplied by four, (iii) if the Project has been open for business two (2) full Fiscal Quarters, EBITDA for those Fiscal Quarters shall be multiplied by two and (iv) if the Project has been open for business for three (3) full Fiscal Quarters, EBITDA for those Fiscal Quarters shall be multiplied by four thirds (4/3).

            "ARCHITECT" means Morris & Brown Architects, or any other architect selected by Borrower and approved by the Managing Agent (which approval shall not be unreasonably withheld).

            "ARCHITECT'S CERTIFICATE AND CONSENT" means a written certificate and consent executed by the Architect substantially in the form of EXHIBIT A.

            "ARCHITECT CONTRACTS" means the contract between the Architect and Borrower dated as of September 17th, 1996 and any other contract between the Architect and Borrower approved by the Managing Agent relating to the design and construction of the Project and the preparation of the Construction Plans, together with all amendments thereto.

            "ARRANGER" means Bank of America National Trust and Savings Association.

            "AVAILABILITY TERMINATION DATE" means the EARLIER OF (a) the date that is ninety (90) days after the Completion Date or (b) December 31, 1997.

            "BANKING DAY" means any Monday, Tuesday, Wednesday, Thursday or Friday, OTHER THAN a day on which banks are authorized or required to be closed in California, Nevada or New York.

            "BORROWER" has the meaning set forth in the introduction to this Agreement.


            "CAPITAL EXPENDITURE" means any expenditure that is treated as a capital expenditure under Generally Accepted Accounting Principles, INCLUDING any amount which is required to be treated as an asset subject to a Capital Lease Obligation and including interest required by Generally Accepted Accounting Principles to be capitalized with respect to such an expenditure.

            "CAPITAL LEASE OBLIGATIONS" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease.

            "CASH" means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with Generally Accepted Accounting Principles, consistently applied.

            "CASH EQUITY CONTRIBUTIONS" means contributions made by Parent to the equity capital of Borrower that (a) are made in the form of Cash or Cash Equivalents, (b) do not bear any specified or determinable dividend rate and (c) are not redeemable prior to the date that is one year after the Maturity Date.

            "CASH EQUIVALENTS" means, when used in connection with any Person, that Person's Investments in:

                 (a) Government Securities due within one year after the date of the making of the Investment;

                 (b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.) in each case due within one year from the making of the Investment;

                 (c) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by any Lender or by any bank incorporated under the Laws of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;

                 (d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;

                 (e) repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $50,000,000, due within 90 days after the date of the making of the Investment; PROVIDED that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a "primary dealer" in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

                 (f) readily marketable commercial paper or other debt securities issued by corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case due within one year after the date of the making of the Investment;

                 (g) "money market preferred stock" issued by a corporation incorporated under the Laws of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. and AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case having an investment period not exceeding 50 days or
            (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Lender or a bank described in clauses (c) or (d) above; PROVIDED that (y) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and
            (z) the aggregate amount of all such Investments does not exceed $15,000,000;

                 (h) a readily redeemable "money market mutual fund" sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. and AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.); and

                 (i) corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States of America or any State thereof, or a participation interest therein; PROVIDED that
            (i) any commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. and AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.),
            (ii) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (iii) the aggregate amount of all such Investments does not exceed $15,000,000.

            "CASH INTEREST EXPENSE" means Interest Expense that is paid, or is currently payable, in Cash.

            "CASH TAXES" means, with respect to any fiscal period, taxes on or measured by the income of Borrower for that fiscal period, to the extent paid, or currently payable, in Cash with respect to that fiscal period.

            "CERTIFICATE" means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.

            "CHANGE OF OWNERSHIP" means any transfer of any equity ownership interest in Borrower (or the issuance by Borrower of any equity ownership interest in Borrower) to any Person OTHER THAN Parent.

            "CLOSING DATE" means the time and Banking Day on which the conditions set forth in Section 9.1 are satisfied or waived. The Managing Agent shall notify Borrower and the Lenders of the date that is the Closing Date.

            "CO-AGENTS" means Bank of Scotland and Societe Generale. The Co-Agents shall have no rights, duties or responsibilities under the Loan Documents beyond those of a Lender.

            "CODE" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

            "COLLATERAL" means all of the collateral covered by the Collateral Documents.

            "COLLATERAL ASSIGNMENT" means the collateral assignment of the Architect Contracts, the Construction Contracts and the Construction Plans to be executed and delivered by Borrower in the form of EXHIBIT B, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

            "COLLATERAL DOCUMENTS" means, collectively, the Security Agreement, the Collateral Assignment, the Pledge Agreement, the Deed of Trust and any other security agreement, pledge agreement, deed of trust, mortgage or other collateral security agreement hereafter executed and delivered by Borrower, any of its Subsidiaries or Parent to secure the Obligations.

            "COMMITMENT" means, subject to Sections 2.4 and 2.5, $110,000,000.00. As of the Closing Date, the respective Pro Rata

       Shares of the Lenders with respect to the Commitment are set forth in
       SCHEDULE 1.1.

            "COMMITMENT ASSIGNMENT AND ACCEPTANCE" means a commitment assignment and acceptance substantially in the form of EXHIBIT C.

            "COMPLETION DATE" means the date upon which the Project is open for business to the general public with (a) at least 95% of the hotel rooms provided for in the Construction Plans ready for occupancy, (b) at least 95% of the square footage of casino space provided for in the Construction Plans ready for gaming and (c) substantially all other amenities of the Project substantially complete.

            "COMPLETION GUARANTY" means the completion guaranty to be executed and delivered by Parent in the form of EXHIBIT D, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

            "COMPLIANCE CERTIFICATE" means a certificate in the form of EXHIBIT E, properly completed and signed by a Senior Officer of Borrower.

            "CONSTRUCTION BUDGET" means the itemized schedule delivered by Borrower to the Managing Agent on or before the Closing Date setting forth on a line item basis, to the reasonable satisfaction of the Managing Agent and the Lenders, all of the anticipated costs (INCLUDING financing expenses and Pre-Opening Expenses) of construction of the Project and the acquisition of the Leased Equipment.

            "CONSTRUCTION CONTRACTS" means that certain Building Contract dated November 1, 1996 between Borrower and the Contractor and any other contract between the Contractor and Borrower relating to the construction of the Project (subject to ARTICLE 7), together with all amendments thereto.

            "CONSTRUCTION PERIOD" means the period commencing on the Closing Date and ending on the Completion Date.

            "CONSTRUCTION PLANS" means all drawings, plans and specifications relating to the Project prepared by or for Parent or Borrower, as the same may be amended or supplemented from time to time, and, if required, submitted to and approved by the Clark County Building Department, all of which plans and specifications describe and set forth the plans and specifications for the construction of the Project and the labor and materials necessary for the construction thereof.

            "CONSTRUCTION TIMETABLE" means the detailed timetable for the construction of the Project in accordance with the Construction Plans and Construction Budget.

            "CONTRACTOR" means Tiberti Construction Company, and/or any other general contractor selected by Borrower and approved by the Managing Agent (which approval shall not be unreasonably withheld).

            "CONTRACTOR'S CERTIFICATE AND CONSENT" means a written certificate and consent executed by the Contractor substantially in the form of EXHIBIT F.

            "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

            "CSG" means Bank of America Construction Services Group.

            "DEBTOR RELIEF LAWS" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

            "DEED OF TRUST" means the deed of trust to be executed and delivered by Borrower covering the Project Property in the form of EXHIBIT G, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

            "DEFAULT" means any event that, with the giving of any applicable notice or passage of time specified in Section 10.1, or both, would be an Event of Default.

            "DEFAULT RATE" means the interest rate prescribed in Section 3.10.

            "DESIGNATED DEPOSIT ACCOUNT" means a deposit account to be maintained by Borrower with Bank of America National Trust and Savings Association or one of its Affiliates, as from time to time designated by Borrower by written notification to the Managing Agent.

            "DESIGNATED EURODOLLAR MARKET" means, with respect to any Eurodollar Rate Loan, (a) the London Eurodollar Market, (b) if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Managing Agent determines in good faith that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market or (c) if prime banks in both the London and Cayman Islands Eurodollar Markets are at the relevant time not accepting deposits of Dollars or if the Managing Agent determines in good faith that neither the London nor the Cayman Islands Eurodollar Market represents at the relevant time the effective pricing to the Lenders for deposits of Dollars in such Euro dollar Market, such other Eurodollar Market as may from time to time be selected by the Managing Agent with the approval of Borrower and the Requisite Lenders.

            "DISPOSITION" means the voluntary sale, transfer or other disposition of any asset of Borrower or any of its Subsidiaries OTHER THAN (a) Cash, Cash Equivalents, inventory or other assets sold, leased or otherwise disposed of in the ordinary course of business of Borrower or any of its Subsidiaries and (b) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by Borrower or any of its Subsidiaries, or where Borrower or the Subsidiary determine in good faith that the failure to replace such equipment will not be detrimental to the business of Borrower or any of its Subsidiaries.

            "DISQUALIFIED STOCK" means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year following the Maturity Date; PROVIDED that the aforementioned interests shall not be Disqualified Stock if they are redeemable prior to the date that is one year following the Maturity Date only if the board of directors of Parent determines in its judgment that as a result of a holder or beneficial owner owning such interests (i) Borrower has lost or may lose any license or franchise from any Gaming Board held by Borrower or any Subsidiary of Borrower necessary to conduct any portion of the business of Borrower or (ii) any Gaming Board has taken or may take action to materially restrict or impair the operations of Borrower, which license, franchise or action is conditioned upon some or all of the holders or beneficial owners of such interests being licensed or found qualified or suitable to own such interests.

            "DISTRIBUTION" means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (a) the retirement, redemption, purchase or other acquisition for Cash or for Property by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (c) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such security.

            "DOLLARS" or "$" means United States dollars.

            "EBITDA" means, with respect to any fiscal period, the SUM OF
       (a) the Net Income of Borrower and its Subsidiaries for that period, PLUS
       (b) any non-operating non-recurring loss (INCLUDING any loss resulting from Pre-Opening Expenses) reflected in such Net Income, MINUS (c) any non-operating non-recurring gain reflected in such Net Income, PLUS
       (d) Interest Expense for that period, PLUS (e) the aggregate amount of federal and state taxes on or measured by income of Borrower and its Subsidiaries for that period (whether or not payable during that period) PLUS (f) depreciation, amortization and all other non-cash expenses (INCLUDING any non-cash Management Fees) of Borrower and its Subsidiaries for that period, in each case as determined in accordance with Generally Accepted Accounting Principles.

            "EFFECTED CURE" means the receipt by Borrower of a Cash Equity Contribution or Supplemental Loan (or any combination of both) in an amount (a) in the case of a failure to comply with Section 6.11, which, when included in the calculation of the denominator of the Senior Funded Debt Ratio, would result in compliance with such Section, (b) in the case of a failure to comply with Section 6.12, which, when included in the calculation of the numerator of the Fixed Charge Coverage Ratio, would result in compliance with such Section and (c) in the case of a failure to comply with Section 6.13, which, when included in the calculation of Effective Net Worth, would result in compliance with such Section. An Effected Cure received by Borrower not later than the date that is 45 days after the end of the Fiscal Quarter as of which such failure to comply existed shall be deemed to have been effected as of the end of such Fiscal Quarter.

            "EFFECTIVE NET WORTH" means, as of any date of determination, the SUM OF (a) the Stockholders' Equity of Borrower on that date, PLUS
       (b) the amount (not in excess of $7,000,000) of Pre-Opening Expenses expended by Borrower through that date PLUS (c) the outstanding principal amount of all outstanding Supplemental Loans on that date.

            "ELIGIBLE ASSIGNEE" means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $100,000,000 or more, (d) any
       (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $200,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (INCLUDING a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; PROVIDED that (I) each Eligible Assignee must either
       (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the

       Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 12.21 and (II) to the extent required under applicable Gaming Laws, each Eligible Assignee must be registered with, approved by, or not disapproved by (whichever may be required under applicable Gaming Laws), all applicable Gaming Boards.

            "EQUIPMENT LEASE" means the equipment lease dated as of the Closing Date between the Equipment Lessors and Parent (as lessee and as sublessor under the Equipment Sublease) covering the Leased Equipment.

            "EQUIPMENT SUBLEASE" means the equipment sublease dated as of the Closing Date between Parent and Borrower covering the Leased Equipment.

            "EQUIPMENT LESSORS" means, collectively, the Lessor under the Equipment Lease and the Holders under the related Participation Agreement.

            "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

            "ERISA AFFILIATE" means each Person (whether or not incorporated) which is required to be aggregated with Borrower pursuant to Section 414 of the Code.

            "EURODOLLAR BANKING DAY" means any Banking Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

            "EURODOLLAR LENDING OFFICE" means, as to each Lender, its office or branch so designated by written notice to Borrower and the Managing Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

            "EURODOLLAR MARKET" means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

            "EURODOLLAR OBLIGATIONS" means eurocurrency liabilities, as defined in Regulation D or any comparable regulation of any Governmental Agency having jurisdiction over any Lender.

            "EURODOLLAR PERIOD" means, as to each Eurodollar Rate Loan, the three (3) month period commencing on the related Eurodollar Period Commencement Date, PROVIDED that:

                 (a) On and after July 1, 2000, Borrower may by written notice to the Managing Agent, delivered at least three (3) Eurodollar Banking Days prior to the end of an expiring Eurodollar Period, designate Eurodollar Periods of one (1) or two (2) months for all or a portion of any Eurodollar Rate Loan expiring on or after that date;

                 (b) Borrower may at any time after the Permitted Refi Date deliver to the Managing Agent written notice of its good faith intention to refinance the Indebtedness outstanding under this Agreement within the period ending on the last day of the Eurodollar Period that is then approximately three months from such date and, on and after such date and for so long as Borrower continues to hold such good faith intention, Borrower may by written notice to the Managing Agent designate Eurodollar Periods of one (1) or two (2) months for all or any part of any Eurodollar Rate Loan expiring during such period;

                 (c) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the next succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Banking Day; and

                 (d)  No Eurodollar Period shall extend beyond the Maturity
            Date.

            "EURODOLLAR PERIOD COMMENCEMENT DATE" means (a) in the case of a Eurodollar Rate Loan into which an Alternate Base Rate Loan is converted pursuant to Section 3.1(b), the Eurodollar Banking Day nearest to the first day of the calendar month following the calendar month in which such Alternate Base Rate Loan was made (or, if there is no such nearest Eurodollar Banking Day, then the last Eurodollar Banking Day in the calendar month in which such Alternate Base Rate Loan was made); PROVIDED, however, that (i) if such Eurodollar Banking Day is not at least three (3) Eurodollar Banking Days after the date such Alternate Base Rate Loan was made, then the Eurodollar Period Commencement Date shall be the first Eurodollar Banking Day that is at least three (3) Eurodollar Banking Days after the date such Alternate Base Rate Loan was made and (ii) in any event, if such Eurodollar Banking Day does not coincide with the last day of the Eurodollar Period for another Eurodollar Rate Loan (if any) expiring on or about the first day of such calendar month, then the Eurodollar Commencement Date shall be the last day of the Eurodollar Period for such expiring other Eurodollar Rate Loan and (b) in the case of a Eurodollar Rate Loan into which an expiring Eurodollar Rate Loan is converted pursuant to Section 3.1(c), the last day of the Eurodollar Period for that expiring Eurodollar Rate Loan.

            "EURODOLLAR RATE" means, with respect to any Eurodollar Rate Loan, the interest rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) at which deposits in Dollars are offered by

       Bank of America, N.T. & S.A., to prime banks in the Designated Eurodollar Market at or about 11:00 a.m. local time in the Designated Eurodollar Market, two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of the Advance made by Bank of America, N.T.&S.A. with respect to such Eurodollar Rate Loan and for a period of time comparable to the number of days in the applicable Eurodollar Period.

            "EURODOLLAR RATE ADVANCE" means, with respect to any Lender, the portion of a Eurodollar Rate Loan that is equal to such Lender's Pro Rata Share of such Eurodollar Rate Loan.

            "EURODOLLAR RATE LOAN" means a Loan made hereunder that is a Eurodollar Rate Loan in accordance with ARTICLE 2.

            "EVENT OF DEFAULT" shall have the meaning provided in Section 10.1.

            "EXCESS CASH FLOW" means, as of the last day of any Fiscal Year ending after the Completion Date, Adjusted Annualized EBITDA for that Fiscal Year MINUS the SUM OF (a) Cash Interest Expense for that Fiscal Year, PLUS (b) Cash Taxes for that Fiscal Year, PLUS (c) the aggregate of
       (i) all principal payments on the Notes during that Fiscal Year required by Section 3.1(e)(ii) and (ii) all voluntary principal prepayments on the Notes to the extent that such prepayment reduced or eliminated the amount of any subsequent principal payment on the Notes which would otherwise be required by Section 3.1(e)(ii) during that Fiscal Year, PLUS (d) the aggregate of any other scheduled payments or mandatory prepayments of Senior Funded Debt of Borrower during that Fiscal Year PLUS (e) the aggregate of all Maintenance Capital Expenditures made by Borrower during that Fiscal Year and permitted by Section 6.14.

            "FEDERAL FUNDS RATE" means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such date under the caption "Federal Funds Effective Rate". If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Managing Agent. For purposes of this Agreement, any change in the Alternate

       Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

            "FIRREA" means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as it may be amended from time to time.

            "FISCAL QUARTER" means the fiscal quarter of Borrower consisting of the three calendar month periods ending on each March 31, June 30, September 30 and December 31.

            "FISCAL YEAR" means the fiscal year of Borrower ending on each March 31.

            "FIXED CHARGE COVERAGE RATIO" means, as of the last day of any Fiscal Quarter ending after the Completion Date, the RATIO OF (a) the RESULT OBTAINED by subtracting (i) Adjusted Annualized EBITDA for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters MINUS (ii) Cash Taxes for that fiscal period TO
       (b) the SUM OF (i) Interest Charges for that fiscal period, PLUS (ii) the aggregate of (A) all principal payments on the Notes made during that fiscal period required by Section 3.1(e)(ii) and (B) all voluntary principal prepayments on the Notes made during such fiscal period to the extent that such prepayment reduced or eliminated the amount of a subsequent principal payment on the Notes which would otherwise be required by Section 3.1(e)(ii) during that fiscal period, PLUS (iii) the aggregate of any other scheduled payments or mandatory prepayments of Senior Funded Debt of Borrower during that fiscal period PLUS (iv) all Maintenance Capital Expenditures during that fiscal period.

            "GAMING BOARD" means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board and (c) any other Governmental Agency that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower and its Subsidiaries within its jurisdiction.

            "GAMING LAWS" means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower and its Subsidiaries within its jurisdiction.

            "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "CONSISTENTLY APPLIED," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

            "GOVERNMENT SECURITIES" means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

            "GOVERNMENTAL AGENCY" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof,
       (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body (INCLUDING any Gaming Board) or (c) any court or administrative tribunal of competent jurisdiction.

            "GUARANTY OBLIGATION" means, as to any Person (without duplication), any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, INCLUDING any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet or income or cash flow statement item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; PROVIDED, HOWEVER, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto) of Borrower and its Subsidiaries.

            "HAZARDOUS MATERIALS" means substances defined as "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., or as "hazardous", "toxic" or "pollutant" substances or as "solid waste" pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act,

       42 U.S.C. Section 6901, et seq., or as "friable asbestos" pursuant to the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

            "HAZARDOUS MATERIALS LAWS" means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any of the Real Property.

            "INDEBTEDNESS" means, as to any Person (without duplication),
       (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms), INCLUDING any Guaranty Obligation for any such indebtedness,
       (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers' acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under Swap Agreements; PROVIDED that in no event shall the obligations of a Person under an operating lease (as such term is defined under Generally Accepted Accounting Principles) be deemed Indebtedness of that Person. Borrower and the Lenders acknowledge that the Equipment Sublease is an operating lease and not Indebtedness.

            "INITIAL AMORTIZATION DATE" means the last day of the Eurodollar Period ending nearest to March 31, 1998.

            "INTANGIBLE ASSETS" means assets that are considered intangible assets under Generally Accepted Accounting Principles, INCLUDING customer lists, goodwill, copyrights, trade names, trademarks and patents.

            "INTERCREDITOR AGREEMENT" means an intercreditor agreement between the Managing Agent (on behalf of the Lenders) and the Equipment Lessors in the form of EXHIBIT H.

            "INTEREST CHARGES" means, as of the last day of any fiscal period, the SUM OF (a) Cash Interest Expense for that fiscal period, PLUS (b) all interest currently payable in Cash incurred during that fiscal period which is capitalized under Generally Accepted Accounting Principles.

            "INTEREST DIFFERENTIAL" means, with respect to any prepayment of a Eurodollar Rate Loan on a day other than the last day of the applicable Interest Period (a) the Eurodollar Rate payable with respect to the Eurodollar Rate Loan MINUS (b) the Eurodollar Rate on, or as near as practicable to, the date of the prepayment for a

       Eurodollar Rate Loan with an Interest Period commencing on such date and ending on the last day of the Interest Period of the Eurodollar Rate Loan so prepaid.

            "INTEREST EXPENSE" means, as of the last day of any fiscal period, the SUM OF (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period by Borrower and its Subsidiaries to a lender in connection with borrowed money (INCLUDING any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered "interest expense" under Generally Accepted Accounting Principles, PLUS (b) the portion of rent paid or payable (without duplication) for that fiscal period by Borrower and its Subsidiaries under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

            "INTEREST PERIOD" means, with respect to any Eurodollar Rate Loan, the related Eurodollar Period.

            "INVESTMENT" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, INCLUDING any partnership and joint venture interests of such Person.
       The amount of any Investment shall be the amount actually invested (MINUS any return of capital with respect to such Investment which has actually been received in Cash or Cash Equivalents or has been converted into Cash or Cash Equivalents), without adjustment for subsequent increases or decreases in the value of such Investment. An Investment in a Person consisting of the guaranty of an obligation of such Person shall not be deemed outstanding following the termination or expiration of such guaranty. Swap Agreements shall not be deemed Investments.

            "LANDLORD CONSENT AND AGREEMENT" means a Landlord consent and agreement executed by the lessors under the Realty Lease substantially in the form of EXHIBIT I.

            "LAWS" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

            "LEASED EQUIPMENT" means such items of equipment located on or included within the Project as are designated by Borrower and acceptable to the Equipment Lessors for inclusion under the Equipment Lease; PROVIDED that the aggregate cost thereof to the Equipment Lessors does not exceed $40,000,000.

            "LENDER" is defined in the preamble to this Agreement.

            "LICENSE REVOCATION" means (a) the revocation, involuntary failure to renew or suspension of any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility of Borrower,
       (b) the appointment by any Gaming Board of a receiver, supervisor or similar official with respect to any such gaming facility or (c) the involuntary closure of any such casino or gaming facility pursuant to an order of any Gaming Board.

            "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, INCLUDING any currently effective agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or currently effective agreement to give any financing statement (OTHER THAN a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

            "LOAN" means the aggregate of the Advances made at any one time by the Lenders pursuant to ARTICLE 2.

            "LOAN DOCUMENTS" means, collectively, this Agreement, the Notes, the Collateral Documents, the Completion Guaranty, the Subsidiary Guaranty, any Secured Swap Agreement and any other agreements of any type or nature hereafter executed and delivered by Borrower, any of its Subsidiaries or Parent to the Managing Agent or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

            "MAINTENANCE CAPITAL EXPENDITURE" means a Capital Expenditure for the maintenance, repair, restoration or refurbishment of the Project following the Availability Termination Date, EXCLUDING any Capital Expenditure which materially adds to or further improves the Project.

            "MANAGING AGENT" means Bank of America National Trust and Savings Association, when acting in its capacity as the Managing Agent under any of the Loan Documents, or any successor Managing Agent.

            "MANAGING AGENT'S OFFICE" means the Managing Agent's address as set forth on the signature pages of this Agreement, or such other address as the Managing Agent hereafter may designate by written notice to Borrower and the Lenders.

            "MANAGEMENT FEE" means (a) a fee paid or accrued to any Person for management, auditing or other administrative services provided to Borrower, however denominated, and (b) reimbursement to any Person for any expenditure made by that Person for the benefit of Borrower which expenditure was not solely and directly for the benefit of Borrower.

            "MARGIN STOCK" means "margin stock" as such term is defined in Regulation G or U.

            "MATERIAL ADVERSE EFFECT" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document (other than as a result of any action or inaction of the Managing Agent or any Lender), (b) is or could reasonably be expected to be material and adverse to the business or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole or
       (c) materially impairs or could reasonably be expected to materially impair the ability of Borrower to perform the Obligations.

            "MATURITY DATE" means September 30, 2000.

            "MULTIEMPLOYER PLAN" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contribute or are obligated to contribute.

            "NEGATIVE PLEDGE" means a Contractual Obligation that contains a covenant binding on Borrower or any of its Subsidiaries that prohibits Liens on any of its or their Property, OTHER THAN (a) any such covenant contained in a Contractual Obligation granting a Lien permitted under
       Section 6.8 which affects only the Property that is the subject of such permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

            "NET CASH PROCEEDS" means, with respect to a Disposition, (a) the Cash proceeds of such Disposition received by Borrower net of (i) the expenses incurred by Borrower in connection therewith, (ii) the amount of any Indebtedness secured by a Lien on the Property which is the subject thereof which Borrower is required to discharge and (iii) the reasonably estimated income, capital gains and other taxes payable by Borrower in connection therewith and (b) all Cash proceeds and collections of Cash received by Borrower with respect to any promissory note or non-Cash Property received by Borrower upon such Disposition.

            "NET INCOME" means, with respect to any fiscal period, the consolidated net income of Borrower and its Subsidiaries for that period, determined in accordance with Generally Accepted Accounting Principles, consistently applied.

            "NOTE" means the promissory note made by Borrower to a Lender evidencing the Advances under that Lender's Pro Rata Share of the Commitment, substantially in the form of EXHIBIT J, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

            "OBLIGATIONS" means, collectively, the Obligations of Borrower and the Obligations of Parent.

            "OBLIGATIONS OF BORROWER" means all present and future obligations of every kind or nature of Borrower at any time and from time to time owed to the Managing Agent or the Lenders or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, INCLUDING obligations of performance as well as obligations of payment, and INCLUDING interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.

            "OBLIGATIONS OF PARENT" means all present and future obligations of every kind or nature of Parent under the Completion Guaranty, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, INCLUDING obligations of performance as well as payment.

            "OPINIONS OF COUNSEL" means the favorable written legal opinions of
       (a) Milbank, Tweed, Hadley & McCloy, special counsel to Borrower, and
       (b) Schreck, Jones, Bernhard, Woloson & Godfrey, special Nevada counsel to Borrower, substantially in the form of EXHIBITS K-1 and K-2, respectively, together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which such counsel has relied.

            "PARENT" means Station Casinos, Inc.

            "PARENT BANK CREDIT FACILITY" means the credit facility extended to certain of the Subsidiaries of Parent pursuant to that certain Amended and Restated Reducing Revolving Loan Agreement dated as of March 19, 1996, as the same may hereafter be amended, refinanced or replaced.

            "PARENT CHANGE OF CONTROL" means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 40% or more of the outstanding Common Stock and at such time the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, at least the same percentage of Common Stock as is beneficially owned by such Unrelated Person, (b) Parent consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into Parent, in either event pursuant to a transaction in which the outstanding Common Stock is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person (OTHER THAN the Existing

     Equity Holders) becomes the beneficial owner, directly or indirectly, of 40% or more of Common Stock and at such times the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, at least the same percentage of Common Stock as is beneficially owned by such Unrelated person or (c) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office. For purposes of the foregoing, the term "UNRELATED PERSON" means any Person OTHER THAN (i) a Subsidiary of Parent, (ii) an employee stock ownership plan or other employee benefit plan covering the employees of Parent and its Subsidiaries or (iii) any of the Existing Equity Holders, the term "EXISTING EQUITY HOLDERS" means Frank J. Fertitta III, Blake L. Sartini, Delise F. Sartini, Lorenzo J. Fertitta, Glenn C. Christenson, Joseph F. Canfora and Scott M. Nielson and their executors, administrators or the legal representatives of their estates, their heirs, distributees and beneficiaries, any trust as to which any of the foregoing is a settlor or co-settlor and any corporation, partnership or other entity which is an Affiliate of any of the foregoing, and any lineal descendants of such Persons, but only to the extent that the beneficial ownership of Common Stock held by such lineal descendants was directly received (by gift, trust or sale) from any such Person and the term "COMMON STOCK" means the voting common stock of Parent.

          "PARTY" means any Person other than the Managing Agent and the Lenders, which now or hereafter is a party to any of the Loan Documents.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

          "PENSION PLAN" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), OTHER THAN a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or any of its ERISA Affiliates or to which Borrower or any of its ERISA Affiliates contributes or has an obligation to contribute.

          "PERMITTED ENCUMBRANCES" means:

               (a) inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, PROVIDED that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

               (b) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, PROVIDED that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

               (c) minor defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

               (d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

               (e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

               (f) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

               (g) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

               (h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

               (i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, PROVIDED that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material impending risk of loss or forfeiture;

               (j) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

               (k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property; PROVIDED that if such Property is covered by the Deed of Trust, such lease or rental agreement is junior and subordinate to the Deed of Trust by operation of law or contract;

               (l) Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

               (m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business, PROVIDED the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

               (n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (OTHER THAN contracts creating or evidencing an extension of credit to the depositor);

               (o) Liens consisting of any right of offset, or statutory bankers' lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers' lien;

               (p) Liens consisting of deposits of Property to secure statutory obligations of Borrower or a Subsidiary of Borrower;

               (q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds;

               (r) Liens created by or resulting from any litigation or legal proceeding in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, PROVIDED that such Lien is junior to the Lien of the Collateral Documents, adequate reserves have been set aside and no material Property is subject to a material impending risk of loss or forfeiture; and

               (s) other non-consensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not in the aggregate, when taken together with all other Liens, materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held.

          "PERMITTED REFI DATE" means the date that is fifteen (15) months after the Closing Date.

          "PERMITTED RIGHT OF OTHERS" means a Right of Others consisting of
     (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, (c) the subordination of a lease or sublease in favor of a financing entity and
     (d) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

          "PERSON" means any individual or entity, INCLUDING a trustee, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

          "PLEDGE AGREEMENT" means the pledge agreement to be executed and delivered by Parent in the form of EXHIBIT L, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

          "PLEDGED COLLATERAL" means the certificates evidencing 100% of the capital stock of Borrower.

          "PRE-OPENING EXPENSES" means, with respect to any fiscal period, the amount of expenses (OTHER THAN Interest Expense) classified as "pre-opening expenses" on the applicable financial statements of Borrower for such period, prepared in accordance with Generally Accepted Accounting Principles consistently applied.

          "PROJECT" means the hotel/casino known as the "Sunset Station Hotel and Casino" to be constructed on the Project Property, consisting generally of an approximately 500 room hotel and an approximately 80,000 square foot casino.

          "PROJECT PROPERTY" means the real property located in Henderson, Nevada on which the Project is to be constructed, comprised of approximately (i) 51.4 acres of fee simple real property owned by Borrower and (ii) 47.6 acres of an adjacent leasehold estate in real property leased by Borrower under the Realty Lease, and all existing and future improvements thereto and all related appurtenances.

          "PROJECTIONS" means the financial projections contained in the Confidential Memorandum distributed by or on behalf of Borrower to the Lenders on or about July 3, 1996.

          "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "PRO RATA SHARE" means, with respect to each Lender, the percentage of the Commitment set forth opposite the name of that Lender on SCHEDULE 1.1, as such percentage may be increased or decreased pursuant to a Commitment Assignment and Acceptance executed in accordance with Section 12.8.

          "QUALIFIED CAPITAL SOURCE" means (a) Cash Equity Contributions that are designated to fund a specific Capital Expenditure and that are not included in an Effected Cure and (b) Net Cash Proceeds from Dispositions permitted by Section 6.2(A) up to $6,000,000 in the aggregate.

          "QUARTERLY PAYMENT DATE" means each September 30, December 31, March 31 and June 30.

          "REAL PROPERTY" means, as of any date of determination, all real Property then or theretofore owned, leased or occupied by Borrower or any of its Subsidiaries.

          "REALTY LEASE" means that certain Ground Lease dated as of June 17, 1994 between Navillus Investment Co. and certain associated Persons, as lessors, and Parent, as lessee, covering the portion of the Project Property described in clause (b) of the definition of such term, as assigned to and assumed by Borrower pursuant to that certain Assignment and Assumption dated as of July 30, 1996.

          "REFERENCE RATE" means the rate of interest publicly announced from time to time by Bank of America, N.T. & S.A. in San Francisco, California as its "reference rate." It is a rate set by Bank of America, N.T. & S.A. based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Reference Rate announced by Bank of America, N.T. & S.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

          "REGULATION D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

          "REGULATIONS G, T, U AND X" means Regulations G, T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

          "REQUEST FOR LOAN" means a written request for a Loan substantially in the form of EXHIBIT M, signed by a Responsible Official of Borrower, on behalf of Borrower, and properly completed to provide all information required to be included therein.

          "REQUIREMENT OF LAW" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          "REQUISITE LENDERS" means (a) as of any date of determination if the Commitment is then in effect, Lenders having in the aggregate 66-2/3% or more of the Commitment then in effect and (b) as of any date of determination if the Commitment has then been terminated and there is then any Indebtedness evidenced by the Notes, Lenders holding Notes evidencing in the aggregate 66-2/3% or more of the aggregate Indebtedness then evidenced by the Notes.

          "RESPONSIBLE OFFICIAL" means (a) when used with reference to a Person other than an individual, any officer or manager of such Person, general partner of such Person, officer of a corporate or limited liability company general partner of such Person, officer of a corporate or limited liability company general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Borrower or any of its Subsidiaries (or, in the case of the Completion Guaranty, of Parent) as having been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Borrower or such Subsidiary (or, in the case of the Completion Guaranty, of Parent); provided that such Responsible Official has been designated as a Responsible Official for purposes of this Agreement (or, in the case of Parent, the Completion Guaranty) in a written notice signed by a Senior Officer and delivered to the Managing Agent, which notice has not been cancelled or superseded.

          "RIGHT OF OTHERS" means, as to any Property in which a Person has an interest, any legal or equitable right, title or interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or interest in that Property, INCLUDING any option or right to acquire a Lien; PROVIDED, however, that (a) any covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) any provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right, shall not be deemed to constitute a Right of Others.

          "SECURED SWAP AGREEMENT" means a Swap Agreement between Borrower and a Lender (or an Affiliate of a Lender) that is secured by a Lien on the Collateral that complies with the applicable provisions of Section 11.3.

          "SECURITY AGREEMENT" means the security agreement to be executed and delivered by Borrower and each of its Subsidiaries, in the form of EXHIBIT N, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

          "SENIOR FUNDED DEBT" means, as of any date of determination (without duplication), the SUM OF (a) all principal Indebtedness of Borrower and its Subsidiaries for borrowed money (INCLUDING debt securities issued by Borrower), on that date PLUS (b) the aggregate amount of the principal portion of all Capital Lease Obligations of Borrower and its Subsidiaries on that date, EXCLUDING any of the foregoing that is subordinated by its terms in right of payment to the payment of other Indebtedness of Borrower and its Subsidiaries.

          "SENIOR FUNDED DEBT RATIO" means, as of the last day of each Fiscal Quarter ending after the Completion Date, the RATIO OF (a) Senior Funded Debt as of that date TO (b) Adjusted Annualized EBITDA as of that date.

          "SENIOR OFFICER" means the (a) chief executive officer, (b) president,
     (c) executive vice president, (d) senior vice president, (e) chief financial officer or (f) treasurer of Borrower.

          "SPECIAL EURODOLLAR CIRCUMSTANCE" means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

          "STOCKHOLDERS' EQUITY" means, as of any date of determination and with respect to any Person, the consolidated stockholders' equity of the Person as of that date determined in accordance with Generally Accepted Accounting Principles; PROVIDED that there shall be excluded from Stockholders' Equity any amount attributable to Disqualified Stock.

          "SUBORDINATED OBLIGATIONS" means (a) any Supplemental Loans, (b) any obligation of Borrower or any of its Subsidiaries to pay any

     Management Fee to Parent or any Affiliate of Parent, (c) any other obligation of Borrower or any of its Subsidiaries to Parent (OTHER THAN the Equipment Sublease) or any Affiliate of Parent and (d) any obligation of Borrower or any of its Subsidiaries to any other Person that is subordinated by its terms in right of payment to the Obligations or to all Indebtedness of Borrower or its Subsidiary.

          "SUBSIDIARY" means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in either case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

          "SUBSIDIARY GUARANTY" means the continuing guaranty of the Obligations to be executed and delivered by each Subsidiary of Borrower, in the form of EXHIBIT O, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

          "SUPERMAJORITY LENDERS" means (a) as of any date of determination if the Commitment is then in effect, Lenders having in the aggregate 85% or more of the Commitment then in effect and (b) as of any date of determination if the Commitment has then been terminated and there is then any Indebtedness evidenced by the Notes, Lenders holding Notes evidencing in the aggregate 85% or more of the aggregate Indebtedness then evidenced by the Notes.

          "SUPPLEMENTAL CREDIT FACILITY" means the $25,000,000 credit facility extended by Parent to Borrower pursuant to the Supplemental Loan Agreement.

          "SUPPLEMENTAL LOANS" means the subordinated loans advanced by Parent to Borrower pursuant to the Supplemental Credit Facility.

          "SUPPLEMENTAL LOAN AGREEMENT" means the Loan Agreement dated as of September 20, 1996 between Parent and Borrower.

          "SWAP AGREEMENT" means a written agreement between Borrower and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate protection with respect to any Indebtedness.

          "TITLE COMPANY" means Nevada Title Company or such other title insurance company as is reasonably acceptable to the Managing Agent.

          "TO THE BEST KNOWLEDGE OF" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

          "TOTAL INCURRED PROJECT COST" means, as of any date of determination, the total cost of the Project (INCLUDING the cost of all Property contributed by Parent, the cost of the Leased Equipment, financing costs and Pre-Opening Expenses) incurred or accrued as of that date based on customary methods used by CSG for estimating percentage completion of construction projects; PROVIDED, however, that so long as there is no Event of Default (as such term is defined in the Equipment Lease) under the Equipment Lease, the maximum cost of the Leased Equipment pursuant to the Equipment Lease shall be assumed to have been incurred as of such date.

          "TYPE", when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is an Alternate Base Rate Loan or Advance, or a Eurodollar Rate Loan or Advance.

          1.2 USE OF DEFINED TERMS. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

          1.3 ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, EXCEPT as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the covenants contained in Sections 6.11 through 6.13 would then be calculated in a different manner or with different components, (a) Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) until such changes are so agreed upon Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change, and shall have the obligation to deliver a reconciliation with respect to each of the materials described in ARTICLE 8 to the Managing Agent and the Lenders, on the dates therein specified, reflecting the differences between financial data presented in a manner which conforms with Generally Accepted Accounting Principles as in effect immediately prior to such change and the financial data presented in accordance with the new Generally Accepted Accounting Principles taking into account such change.

          1.4 ROUNDING. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

          1.5 EXHIBITS AND SCHEDULES. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

          1.6 REFERENCES TO "BORROWER AND ITS SUBSIDIARIES". Any reference herein to "Borrower and its Subsidiaries" or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

          1.7 MISCELLANEOUS TERMS. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

                                    Article 2
                                      LOANS


          2.1  LOANS-GENERAL.

               (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Availability Termination Date, each Lender shall, pro rata according to that Lender's Pro Rata Share of the then applicable Commitment, make Advances to Borrower under the Commitment in such amounts as Borrower may request that do not result in the aggregate principal amount outstanding under the Notes exceeding the then applicable Commitment. Borrower may borrow, but may not repay and reborrow under the Commitment.

               (b) Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan and (ii) amount of such Loan and which shall be received by the Managing Agent, at the Managing Agent's Office, not later than 9:00 a.m. California time on the date (which must be a Banking Day) of the requested Loan. Unless the Managing Agent has notified, in its sole and absolute discretion, Borrower to the contrary, a Loan may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Loan in person or by telecopier conforming to the preceding sentence to the Managing Agent. Managing Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for Loan purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify the Managing Agent from any loss, cost, expense or liability as a result of so acting.

               (c) Promptly following receipt of a Request for Loan, the Managing Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and amount of the Loan, and that Lender's Pro Rata Share of the Loan. Not later than 11:00 a.m., California time, on the date specified for the Loan (which must be a Banking Day), each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to the Managing Agent at the Managing Agent's Office. Upon satisfaction or waiver of the applicable conditions set forth in ARTICLE 9, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

               (d) Unless the Requisite Lenders otherwise consent, (i) each Loan shall be not less than $7,500,000 (EXCEPT when such Loan is for the unused balance of the Commitment) and (ii) no more than two (2) Loans may be requested in any calendar month, EXCEPT, in each case, for a Loan made to satisfy Borrower's obligations under Section 2.4.

               (e) The Advances made by each Lender shall be evidenced by that Lender's Note.

               (f) A Request for Loan shall be irrevocable upon the Managing Agent's first notification thereof.

          2.2 AUTOMATIC REDUCTION OF COMMITMENT. On the Availability Termination Date, the Commitment shall automatically be reduced to an amount equal to the aggregate principal Indebtedness evidenced by the Notes.

          2.3 VOLUNTARY REDUCTION OF COMMITMENT. Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least three (3) Banking Days' prior written notice by a Responsible Official of Borrower to the Managing Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000 but not less than $5,000,000, or to terminate, all or a portion of the then undisbursed portion of the Commitment. The Managing Agent shall promptly notify the Lenders of any reduction or termination of the Commitment under this Section.

          2.4 MANAGING AGENT'S RIGHT TO ASSUME FUNDS AVAILABLE FOR ADVANCES. Unless the Managing Agent shall have been notified by any Lender no later than 10:00 a.m. on the Banking Day of the proposed funding by the Managing Agent of any Loan that such Lender does not intend to make available to the Managing Agent such Lender's portion of the total amount of such Loan, the Managing Agent may assume that such Lender has made such amount available to the Managing Agent on the date of the Loan and the Managing Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Managing Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Managing Agent by such Lender, the Managing Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Managing Agent's demand therefor, the Managing Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Managing Agent. The Managing Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Managing Agent to Borrower to the date such corresponding amount is recovered by the Managing Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its share of the Commitment or to prejudice any rights which the Managing Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

          2.5 COLLATERAL AND GUARANTY. The Obligations shall be secured by the Collateral pursuant to the Collateral Documents, be from time to time guaranteed by the Subsidiaries of Borrower (if any) pursuant to the Subsidiary Guaranty and enjoy the benefits of the Completion Guaranty.

          2.6 LENDER'S ACKNOWLEDGEMENT. Each Lender hereby acknowledges that it shall not have in respect of all or any part of the Obligations any recourse to the assets or stock of Parent or any Subsidiary of Parent (OTHER THAN Borrower and its Subsidiaries), EXCEPT such recourse as arises pursuant to the Completion Guaranty, the Pledge Agreement or the rights of Borrower under any agreement or instrument included in the Collateral.

                                    Article 3
                                PAYMENTS AND FEES


          3.1  PRINCIPAL AND INTEREST.

               (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

               (b) Each Loan shall be an Alternate Base Rate Loan from the date when made to the next following Eurodollar Period Commencement Date, at which time it shall automatically convert into a Eurodollar Rate Loan. Interest accrued on all Alternate Base Rate Loans on each Quarterly Payment Date shall be due and payable on that day. EXCEPT as otherwise provided in Sections 3.1(d) and 3.10, the unpaid principal amount of any Alternate Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate PLUS the Alternate Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate. The Managing Agent shall notify the Lenders in writing of the making of (or conversion into) each Alternate Base Rate Loan and the Alternate Base Rate and Alternate Base Rate Margin applicable thereto.

               (c) The Eurodollar Rate Loan into which each Alternate Base Rate Loan is converted pursuant to Section 3.1(b) shall automatically convert at the end of its Eurodollar Period into another Eurodollar Rate Loan (subject to any reduction in the amount thereof to reflect payment of an Amortization Amount or the mandatory prepayment required pursuant to
     Section 3.1(f)); PROVIDED that any Eurodollar Rate Loan expiring on or after July 1, 2000 or after the date upon which Borrower has delivered the written notice referred to in clause (b) of the definition of Eurodollar Period for which Borrower has not designated a Eurodollar Period of one (1) or two (2) months shall automatically convert at the end of its Eurodollar Period into an Alternate Base Rate Loan; and PROVIDED FURTHER that upon delivery by Borrower of written notice to the Managing Agent that Borrower no longer holds the intention referred to in such clause (b), such Alternate Base Rate Loan shall, at the option of Borrower, be converted into a Eurodollar Rate Loan or Eurodollar Rate Loans of one, two and/or three month Eurodollar Periods so as (and on such dates as) to permit the outstanding Loans to be Eurodollar Rate Loans of such Eurodollar Periods and commencing on such Eurodollar Period Commencement Dates as would have existed if the initial conversions as a result of the delivery of the written notice specified in such clause (b) had never been made. Interest accrued

                                       -34
     on each Eurodollar Rate Loan shall be due and payable on the last day of the related Eurodollar Period. EXCEPT as otherwise provided in Sections 3.1(d) and 3.10, the unpaid principal amount of each Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan PLUS 3 3/4% (375 basis points). The Managing Agent shall notify the Lenders and Borrower in writing of the conversion of each Loan into a Eurodollar Rate Loan, the date of such conversion and the Eurodollar Rate applicable thereto, which notification shall be delivered two (2) Eurodollar Banking Days prior to the date of such conversion.

               (d) The interest rate payable on all Loans pursuant to Sections 3.1(b) or 3.1(c) shall be increased by 2% (200 basis points) per annum as of the last day of any Fiscal Quarter if on such date Borrower was not in compliance with Sections 6.11, 6.12 or 6.13 and shall continue at such increased interest rate until the EARLIER OF (i) the date upon which an Effected Cure is made or deemed made with respect to such Section or Sections or (ii) the last day of the first following Fiscal Quarter as of which Borrower is in compliance with all such Sections. Nothing in this
     Section 3.1(d) shall imply a waiver of the Event of Default resulting from any failure to comply with any of such Sections prior to the making of an Effected Cure and the Lenders expressly reserve their rights to exercise any of the remedies referred to in Section 10.2 during the existence of such an Event of Default.

               (e) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

(i) the amount, if any, by which the outstanding principal Indebtedness evidenced by the Notes at any time exceeds the then applicable Commitment, shall be payable immediately;

(ii) each Amortization Amount shall be payable on the related Amortization Date; and

(iii) the outstanding principal Indebtedness evidenced by the Notes shall in any event be payable in full on the Maturity Date.

               (f) The Notes shall be prepaid on the last day of the Eurodollar Period ending nearest to July 31, 1998 (and on the last day of the Eurodollar Period ending nearest to each subsequent July 31) by an amount equal to the SUM OF (i) 75% of the first $4,000,000 of any Excess Cash Flow for the Fiscal Year ended March 31, 1998 (or, as applicable, the Fiscal Year then most recently ended) PLUS (ii) 25% of any Excess Cash Flow for such Fiscal Year in excess of $4,000,000; PROVIDED that (i) any voluntary prepayment made pursuant to Section 3.1(g) during the twelve month period ending on such July 31 shall be credited against the prepayment required under this Section 3.1(f) and (ii) the amount of any prepayment required under this Section 3.1(f) shall be rounded to the nearest $100,000. Such prepayments shall be applied, first, to the principal amount due on the Maturity Date and thereafter to Amortization Amounts in reverse order of maturity.

               (g) The Notes may, at any time after the Permitted Refi Date and from time to time, voluntarily be prepaid in whole or in part without premium or penalty, EXCEPT that with respect to any voluntary prepayment under this Section (i) any partial prepayment shall be not less than $1,750,000, (ii) the Managing Agent shall have received written notice of any prepayment by 9:00 a.m. California time three (3) Banking Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal on any Eurodollar Rate Loan shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid and
     (iv) any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Interest Period shall be subject to Section 3.9(e). Promptly following receipt of a notice of prepayment under clause (ii) above, the Managing Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and amount thereof.

          3.2 ARRANGEMENT FEE. On the Closing Date, Borrower shall pay to the Arranger an arrangement fee in the amount heretofore agreed upon by letter agreement between Borrower and the Arranger. Such arrangement fee is for the services of the Arranger in arranging the credit facilities under this Agreement and is fully earned when paid. The arrangement fee paid to the Arranger is solely for its own account and is nonrefundable.

          3.3 UPFRONT FEES. On the Closing Date, Borrower shall pay to the Managing Agent, for the accounts of the Lenders, according to the level of their respective Pro Rata Share of the Commitment, upfront fees equal to the number of basis points set forth below opposite the level of the Pro Rata Share of the Commitment held by such Lender:

     Pro Rata Share of
        Commitment                      Basis Points
     -----------------                  ------------
     $25,000,000 or greater                  150

     $15,000,000 to $24,999,999              125

     $10,000,000 to $14,999,999              100

     Less than $10,000,000                    75

Such upfront fees are for the credit facilities committed by each Lender under this Agreement and are fully earned when paid. The upfront fees paid to each Lender are solely for its own account and are nonrefundable.

          3.4 COMMITMENT FEES. From the Closing Date through the Availability Termination Date, Borrower shall pay to the Managing Agent, for the accounts of the Lenders pro rata according to their Pro Rata Share of the Commitment, a commitment fee equal to 3/8 of 1% (37.5 basis points) per annum TIMES the average daily amount by which the Commitment exceeds the aggregate principal amount outstanding under the Notes. The commitment fee shall be payable quarterly in arrears on each Quarterly Payment Date and on the Availability Termination Date.

          3.5 PREPAYMENT FEE. If, prior to the Permitted Refi Date, Borrower makes any prepayment of any Loan (OTHER THAN a mandatory prepayment under Section 3.1(f), a prepayment resulting from the application of casualty insurance or eminent domain proceeds pursuant to any of the Collateral Documents or a prepayment pursuant to Section 6.2(a)(iv)), concurrently with such prepayment Borrower shall pay to the Managing Agent, for the ratable accounts of the Lenders pro rata according to their Pro Rata Share of the Commitment, a prepayment fee equal to 1% (100 basis points) of the amount so prepaid.

          3.6 MANAGING AGENT FEES. Borrower shall pay to the Managing Agent an agency fee in such amounts and at such times as heretofore agreed upon by letter agreement between Borrower and the Managing Agent. The agency fee is for the services to be performed by the Managing Agent in acting as Managing Agent and is fully earned on the date paid. The agency fee paid to the Managing Agent is solely for its own account and is nonrefundable.

          3.7 CO-AGENT FEES. Borrower shall pay to each of the Co-Agents a co-agency fee in such amount and at such times as heretofore agreed upon by letter agreement between Borrower, the Managing Agent and each of the Co-Agents. The co-agency fee is for the services performed by each of the Co-Agents in acting as a Co-Agent and is fully earned on the date paid. The co-agency fee paid to each of the Co-Agents is solely for its own account and is non-refundable.

          3.8 INCREASED COMMITMENT COSTS. If any Lender shall determine in good faith that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its Eurodollar Lending Office) or any corporation controlling the Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Lender's or such corporation's failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten (10) Banking Days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, PROVIDED that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand. Each Lender's determination of such amounts shall be conclusive in the absence of manifest error.

          3.9  EURODOLLAR COSTS AND RELATED MATTERS.

               (a) In the event that any Governmental Agency imposes on any Lender any reserve or comparable requirement (INCLUDING any emergency, supplemental or other reserve) with respect to the Eurodollar Obligations of that Lender, Borrower shall pay that Lender within five (5) Banking Days after demand all amounts necessary to compensate such Lender (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (PROVIDED, that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand). The Lender's determination of such amount shall be conclusive in the absence of manifest error.

               (b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

               (1) shall subject any Lender or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, its Note evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, its Note evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (PROVIDED, that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand), EXCLUDING (i) taxes imposed on or measured in whole or in part by its overall net income by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 12.21, to the extent such forms are then available under applicable Laws;

               (2) shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (INCLUDING any reserve imposed by the Board of Governors of the

          Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office); or

               (3) shall impose on any Lender or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Advance, its Note evidencing Eurodollar Rate Advances, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise affect any of the same;

     and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, its Note evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance, its Note evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (assuming such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, within five (5) Banking Days after demand by such Lender (with a copy to the Managing Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market). A statement of any Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error.

               (c) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Managing Agent, then such Lender's obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality or impossibility and the Managing Agent forthwith shall give notice thereof to the other Lenders and Borrower.
     Upon receipt of such notice, the outstanding principal amount of such Lender's Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Alternate Base Rate Advances on either
     (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), PROVIDED that in such event the conversion shall not be subject to payment of a prepayment fee under clause (e) of this Section. Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Lender to notify the Managing Agent under this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such Lender shall fund such amount as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance. Any Lender whose obligation to make Eurodollar Rate Advances has been suspended under this Section shall promptly notify the Managing Agent and Borrower of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

               (d)  If, with respect to any proposed Eurodollar Rate Loan:

               (1) the Managing Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable Eurodollar Period; or

               (2) the Requisite Lenders advise the Managing Agent that the Eurodollar Rate as determined by the Managing Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances;

     then the Managing Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Managing Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended. Upon delivery by the Managing Agent to Borrower of notice that the circumstances giving rise to such suspension no longer exist, any Alternate Base Rate Loan into which a Eurodollar Rate Loan may have been converted as a result of any such suspension shall be converted into a Eurodollar Rate Loan or Eurodollar Rate Loans of one, two and/or three month Eurodollar Periods so as (and on such dates as) to permit the outstanding Loans to be Eurodollar Rate Loans of such Eurodollar Periods and commencing on such Eurodollar Period Commencement Dates as would have existed if such conversions had not occurred.

               (e) Upon prepayment of any Eurodollar Rate Advance (OTHER THAN as the result of a conversion required under clause (c) of this Section) on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower to prepay a Eurodollar Rate Loan on the date specified in a notice of prepayment delivered to the Managing Agent pursuant to Section 3.1(g), Borrower shall pay to the appropriate Lender within ten (10) Banking Days after demand a prepayment fee or failure to prepay fee, as the case may be (determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market), equal to the SUM OF:

               (1) the principal amount of the Eurodollar Rate Advance prepaid or not prepaid, as the case may be, TIMES the number of days from and including the date of prepayment or failure to prepay, as applicable, to but excluding the last day in the applicable Eurodollar Period, DIVIDED BY 360, TIMES the applicable Interest Differential (PROVIDED that the product of the foregoing formula must be a positive number); PLUS

               (2) all out-of-pocket expenses incurred by the Lender reasonably attributable to such prepayment or failure to prepay.

     Each Lender's determination of the amount of any prepayment fee or failure to prepay fee payable under this Section shall be conclusive in the absence of manifest error.

               (f) Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to clause (a) or clause (b) of this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Lender.

          3.10 LATE PAYMENTS. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Managing Agent or any Lender is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the SUM OF the average interest rate otherwise payable on all Loans then outstanding hereunder PLUS 2%, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (INCLUDING interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

          3.11 COMPUTATION OF INTEREST AND FEES. Computation of interest and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

          3.12 NON-BANKING DAYS. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest and fees.

          3.13  MANNER AND TREATMENT OF PAYMENTS.

               (a) Each payment hereunder (EXCEPT payments pursuant to Sections 3.8, 3.9, 12.3, 12.11 and 12.22) or on the Notes or under any other Loan Document shall be made to the Managing Agent, at the Managing Agent's Office, for the account of each of the Lenders or the Managing Agent, as the case may be, in immediately available funds not later than 11:00 a.m. California time, on the day such payment is due. All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Managing Agent for the account of each Lender shall be immediately paid by the Managing Agent to the applicable Lender in immediately available funds and, if such payment was received by the Managing Agent by 11:00 a.m., California time, on a Banking Day and not so made available to the account of a Lender on that Banking Day, the Managing Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

               (b) Each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.

               (c) Each Lender shall use its best efforts to keep a record (which may be in tangible or electronic or other intangible form) of Advances made by it and payments received by it with respect to its Note and, subject to Section 11.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower's obligation to pay the Obligations.

               (d) Each payment of any amount payable by Borrower or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, EXCLUDING (i) taxes imposed on or measured in whole or in part by its overall net income, by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 12.21, to the extent such forms are then available under applicable Laws (all such non-excluded taxes, assessments or other charges being hereinafter referred to as "Taxes"). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower.

          3.14 FUNDING SOURCES. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Advance (INCLUDING a Eurodollar Rate Advance) in any particular place (INCLUDING the Designated Eurodollar Market) or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

          3.15 FAILURE TO CHARGE NOT SUBSEQUENT WAIVER. Any decision by the Managing Agent or any Lender not to require payment of any interest (INCLUDING interest at the Default Rate), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Managing Agent's or such Lender's right to require full payment of any interest (INCLUDING interest at the Default Rate), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

          3.16 MANAGING AGENT'S RIGHT TO ASSUME PAYMENTS WILL BE MADE BY BORROWER. Unless the Managing Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Managing Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Managing Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's share of such assumed payment. If Borrower has not in fact remitted such payment to the Managing Agent, each Lender shall forthwith on demand repay to the Managing Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Managing Agent to such Lender to the date such amount is repaid to the Managing Agent at the Federal Funds Rate.

          3.17 FEE DETERMINATION DETAIL. The Managing Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Managing Agent and the Lenders, or that Lender, under ARTICLE 3 has been determined, concurrently with demand for such payment.

          3.18 SURVIVABILITY. All of Borrower's obligations under Sections 3.8 and 3.9 shall survive for ninety (90) days following the date on which the Commitment is terminated and all Loans hereunder are fully paid, and Borrower shall remain obligated hereunder for all claims under such Sections made by any Lender to Borrower prior to the expiration of such period.

                                    Article 4
                         REPRESENTATIONS AND WARRANTIES


          Borrower represents and warrants to the Lenders that:

          4.1 EXISTENCE AND QUALIFICATION; POWER; COMPLIANCE WITH LAWS. Borrower and Parent are each a corporation duly formed, validly existing and in good standing under the Laws of Nevada. Borrower and Parent are each duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, EXCEPT where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower and Parent each have all requisite corporate or other organizational power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. The chief executive offices of Borrower are located in Nevada. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid and non-assessable and owned by Parent, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Borrower is in compliance with all Requirements of Laws applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, EXCEPT where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect. The Lenders acknowledge that Borrower is not required to hold any licenses under applicable Gaming Laws until the Completion Date and will not apply for such licenses until shortly prior to the Completion Date pursuant to Section 5.12.

          4.2 AUTHORITY; COMPLIANCE WITH OTHER AGREEMENTS AND INSTRUMENTS AND GOVERNMENT REGULATIONS. The execution, delivery and performance by Borrower and Parent of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

               (a) Require any consent or approval not heretofore obtained of any member, partner, director, stockholder, security holder or creditor of such Party;

               (b) Violate or conflict with any provision of such Party's charter, articles of organization or incorporation, operating agreement or bylaws, as applicable;

               (c) Result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

               (d) Violate any Requirement of Law applicable to such Party, subject to obtaining the authorizations from, or filings with, the Governmental Agencies described in SCHEDULE 4.3;

               (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;

and neither Borrower nor Parent is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

          4.3 NO GOVERNMENTAL APPROVALS REQUIRED. EXCEPT as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery or (EXCEPT as set forth in SCHEDULE 4.3) performance by Borrower and its Subsidiaries or Parent of the Loan Documents to which it is a Party. Borrower has no reason to believe that the authorizations from, or filings with, any Governmental Agency described in SCHEDULE 4.3 will not be accomplished on or before the dates specified in SCHEDULE 4.3.

          4.4  SUBSIDIARIES.

               (a) SCHEDULE 4.4 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock issued and outstanding, number of shares owned by Borrower or a Subsidiary of Borrower (specifying such owner) and jurisdictions of organization of all Subsidiaries of Borrower. Except as described in SCHEDULE 4.4 or SCHEDULE 6.15, Borrower does not own any capital stock, equity interest or debt security which is convertible, or exchangeable, for capital stock or equity interests in any Person. Unless otherwise indicated in SCHEDULE 4.4, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary are owned of record and beneficially by Borrower, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens and Rights of Others, EXCEPT for Permitted Encumbrances and Permitted Rights of Others.

               (b) Each Subsidiary of Borrower is a business entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (EXCEPT where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its Properties.

               (c) Each Subsidiary of Borrower is in compliance with all Requirements of Law applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, EXCEPT where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

          4.5  FINANCIAL STATEMENTS.  Borrower has furnished to the Lenders
(a) the audited consolidated financial statements of Parent and its Subsidiaries for the Fiscal Year ended March 31, 1996, (b) the unaudited consolidated financial statements of Parent and its Subsidiaries for the Fiscal Quarter ended June 30, 1996 and (c) the unaudited pro-forma balance sheet of Borrower as of the Closing Date (giving effect to the transactions occurring on that date).
The financial statements described in clauses (a) and (b) fairly present in all material respects the financial condition, results of operations and changes in financial position of Parent, and the pro-forma balance sheet described in clause (c) fairly presents the financial condition of Borrower, in each case as of such dates and for such periods in conformity with Generally Accepted Accounting Principles, consistently applied.

          4.6 NO OTHER LIABILITIES; NO MATERIAL ADVERSE CHANGES. Borrower does not have any material liability or material contingent liability required under Generally Accepted Accounting Principles to be reflected or disclosed and not reflected or disclosed in the balance sheet described in Section 4.5(c), other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such balance sheet. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since June 30, 1996. As of any date subsequent to the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since the Closing Date.

          4.7 TITLE TO PROPERTY. Borrower has valid title to the Property reflected in the balance sheet described in Section 4.5(c), other than items of Property or exceptions to title which are in each case immaterial to Borrower, and Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, OTHER THAN Permitted Encumbrances, Permitted Rights of Others and Liens or Rights of Others described in SCHEDULE 4.7 or permitted by Section 6.8.

          4.8 INTANGIBLE ASSETS. Borrower owns, or possesses the right to use pursuant to a written license agreement to the extent necessary in its business, all material trademarks, trade names, copyrights, patents, patent rights and other Intangible Assets that are used in the conduct of its business as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect. SCHEDULE 4.8 sets forth all trademarks, trade names and trade styles owned by Borrower or which Borrower has the right to use and describes with particularity all written license agreements pursuant to which Borrower has the right to use the same.

          4.9 PUBLIC UTILITY HOLDING COMPANY ACT. Neither Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          4.10 LITIGATION. EXCEPT for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance as to which the insurance carrier has been notified and has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries of less than $2,000,000, (c) matters of an administrative nature not involving a claim or charge against Borrower or any of its Subsidiaries and (d) matters set forth in SCHEDULE 4.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency.

          4.11 BINDING OBLIGATIONS. Each of the Loan Documents to which Borrower, any of its Subsidiaries or Parent is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, EXCEPT as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

          4.12 NO DEFAULT. No event has occurred and is continuing that is a Default or Event of Default.

          4.13  ERISA.

               (a)  With respect to each Pension Plan:

                     (i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

                    (ii) such Pension Plan has not incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

                   (iii) no "reportable event" (as defined in Section 4043 of ERISA) has occurred that could reasonably be expected to have a Material Adverse Effect; and

                    (iv) neither Borrower nor any of its ERISA Affiliates has engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

               (b) Neither Borrower nor any of its ERISA Affiliates has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

          4.14 REGULATIONS G, T, U AND X; INVESTMENT COMPANY ACT. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations G, T, U and X. Neither Borrower nor any of its Subsidiaries is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

          4.15 DISCLOSURE. No written statement made by a Senior Officer of Borrower to the Managing Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

          4.16 TAX LIABILITY. Borrower and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or its Subsidiaries, EXCEPT (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Borrower or any of its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

          4.17 PROJECTIONS. As of the Closing Date, Borrower believes that the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to Borrower, and that the Projections are reasonably based on such assumptions. Nothing in this Section 4.17 shall be construed as a representation or covenant that the Projections in fact will be achieved.

          4.18 HAZARDOUS MATERIALS. Except as described in SCHEDULE 4.18, as of the Closing Date (a) neither Borrower nor any of its Subsidiaries at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate have a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by Borrower or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any of its Subsidiaries on any Real Property, or transported to or from such Real Property by Borrower or any of its Subsidiaries, such use, generation, storage and transportation are in compliance with all Hazardous Materials Laws except for such non-compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Lenders.

          4.19 GAMING LAWS. Borrower is in compliance with all Gaming Laws except for such non-compliance that would not constitute a Material Adverse Effect.

          4.20 SECURITY INTERESTS. Upon the execution and delivery of the Security Agreement, the Security Agreement will create a valid first priority security interest in the Collateral described therein securing the Obligations (subject only to Permitted Encumbrances, Permitted Rights of Others and matters disclosed in SCHEDULE 4.7 and to such qualifications and exceptions as are contained in the Uniform Commercial Code with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Article 9 of the Uniform Commercial Code does not apply) and all action necessary to perfect the security interest so created, OTHER THAN filing of the UCC-1 financing statements delivered to the Managing Agent pursuant to
Section 9.1 with the appropriate Governmental Agency, have been taken and completed. Upon the execution and delivery of the Collateral Assignment, the Collateral Assignment will create a valid first priority security interest in the Collateral described therein securing the Obligations and all action necessary to perfect the security interest so created, OTHER THAN filing of the UCC-1 financing statements delivered to the Managing Agent pursuant to
Section 9.1 with the appropriate Governmental Agency, have been taken and completed. Upon the execution and delivery of the Pledge Agreement, the Pledge Agreement will create a valid first priority security interest in the Pledged Collateral and upon delivery of the Pledged Collateral to the Managing Agent (or its designee) in the State of Nevada all action necessary to perfect the security interest so created has been taken and completed. Upon the execution and delivery of the Deed of Trust, such Deed of Trust will create a valid Lien in the Collateral described therein securing the Obligations, OTHER THAN those arising under Sections 4.18, 5.11 and 12.22, (subject only to Permitted Encumbrances, Permitted Rights of Others and matters described in SCHEDULE 4.7), and all action necessary to perfect the Lien so created,

OTHER than recordation or filing thereof with the appropriate Governmental Agencies,will have been taken and completed.

                                    -51

                                    Article 5
                              AFFIRMATIVE COVENANTS
                           (OTHER THAN INFORMATION AND
                             REPORTING REQUIREMENTS)


          So long as any Advance remains unpaid or any other Obligation remains unpaid, or any portion of the Commitment remains in force, Borrower shall, and shall cause each of its Subsidiaries to, unless the Managing Agent (with the written approval of the Requisite Lenders) otherwise consents:

          5.1 PAYMENT OF TAXES AND OTHER POTENTIAL LIENS. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, EXCEPT that Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or
(b) any immaterial tax so long as no material Property of Borrower or any of its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

          5.2 PRESERVATION OF EXISTENCE. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties EXCEPT where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

          5.3 MAINTENANCE OF PROPERTIES. Maintain, preserve and protect all of their respective Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, EXCEPT that the failure to maintain, preserve and protect a particular item of Property that is not of significant value, either intrinsically or to the operations of Borrower and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

          5.4 MAINTENANCE OF INSURANCE. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Subsidiaries operate and, in any event, such insurance as is required under the Deed of Trust.

          5.5 COMPLIANCE WITH LAWS. Comply, within the time period, if any, given for such compliance by the relevant Governmental Agency or Agencies with enforcement authority, with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, EXCEPT that Borrower and its Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

          5.6 INSPECTION RIGHTS. Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries) permit the Managing Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, managers, key employees or accountants.

          5.7 KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower or any of its Subsidiaries.

          5.8 COMPLIANCE WITH AGREEMENTS. Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, EXCEPT for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings or if the failure to comply with such agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

          5.9 USE OF PROCEEDS. Use the proceeds of Loans solely for the construction (INCLUDING financing expenses and Pre-Opening Expenses) and furnishing of the Project.

          5.10 NEW SUBSIDIARIES. Cause any Person which hereafter becomes a Subsidiary of Borrower to execute and deliver to the Managing Agent the Subsidiary Guaranty and an instrument of joinder of the Security Agreement, and (subject to compliance with applicable Gaming Laws) deliver the certificates evidencing all equity interests in such Subsidiary to the Managing Agent in pledge pursuant to a pledge agreement substantially in the form of the Pledge Agreement.

          5.11 HAZARDOUS MATERIALS LAWS. Keep and maintain all Real Property and each portion thereof in compliance with all applicable Hazardous Materials Laws (except for such non-compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Lenders) and promptly notify the Managing Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental
Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior
Officer of Borrower of any material occurrence or condition on any real
Property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

          5.12 GAMING LICENSES. File applications with all relevant Gaming Boards for all licenses, permits and approvals under applicable Gaming Laws necessary to operate the Project at such date as Borrower deems appropriate in the exercise of prudent business judgment to permit the Completion Date to occur as scheduled, and diligently pursue such applications thereafter; PROVIDED that the Lenders acknowledge that such Gaming Boards have the power to approve or disapprove the pledge of the Pledged Collateral pursuant to the Pledge Agreement and to condition approval of such pledge on revision to the form of the Pledge Agreement.

          5.13 SUPPLEMENTAL CREDIT FACILITY. (a) Promptly following its awareness of a failure to comply with Sections 6.11, 6.12 or 6.13, make a written request for a Supplemental Loan under Section 2.01(a) of the Supplemental Loan Agreement in an amount equal to the lesser of (i) the amount necessary to effect an Effected Cure with respect to such Section or (ii) the maximum amount of Supplemental Loans which are then available to be made under
Section 2.01(a) of the Supplemental Loan Agreement, and concurrently provide a copy of such written request to the Managing Agent.

          (b) Promptly following its exercise of the early termination option under Section 5.4 of the Equipment Sublease (which Borrower shall not exercise unless Supplemental Loans in amounts sufficient for such exercise are available under the Supplemental Credit Facility ), make a written request for a Supplemental Loan under Section 2.01(b) of the Supplemental Loan Agreement in an amount equal to the amount required to be paid under the Equipment Sublease in connection with such exercise, and concurrently provide a copy of such written request to the Managing Agent.

          (c)  Promptly following its exercise of the purchase option under
Section 5.3(a) of the Equipment Sublease, make a written request for a Supplemental Loan under Section 2.01(c) of the Supplemental Loan Agreement in an amount equal to the lesser of (i) the amount required to be paid under the Sublease in connection with such exercise and (ii) the maximum amount of a Supplemental Loan which is then available to be made under Section 2.01(c) of the Supplemental Loan Agreement, and concurrently provide a copy of such written request to the Managing Agent.

                                    Article 6
                               NEGATIVE COVENANTS

          So long as any Advance remains unpaid or any other Obligation remains unpaid, or any portion of the Commitment remains in force, Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Managing Agent (with the written approval of the Requisite Lenders or, if required by Section 12.2, of the Supermajority Lenders or all of the Lenders) otherwise consents:

          6.1 PAYMENT OF SUBORDINATED OBLIGATIONS. Pay any (a) principal (INCLUDING sinking fund payments) or any other amount (OTHER THAN scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation or (b) scheduled interest on any Subordinated Obligation EXCEPT interest consisting of additional units of such Subordinated Obligation.

          6.2 DISPOSITION OF PROPERTY. Make any Disposition of its Property, whether now owned or hereafter acquired, EXCEPT (a) Disposition of a portion or portions of the Project Property of up to approximately 25 acres in the aggregate on which no Project improvements are planned to be constructed by Borrower; PROVIDED that (i) such portion or portions has been properly subdivided from the Project Property in compliance with all applicable Laws,
(ii) the transfer of such portion does not result in diminished public access to the Project Property, (iii) the remaining portion of the Project Property is a legally-transferable parcel in compliance with applicable Laws and (iv) the Net Cash Proceeds in excess of $6,000,000 of such Disposition (or Dispositions in the aggregate) are paid to the Managing Agent as a prepayment pursuant to
Section 3.1(G) (and, for this purpose, the limitations therein shall be disregarded) on the last day of the next expiring Eurodollar Period and
(b) Dispositions of Property having an aggregate book value or fair market value (whichever is greater) in any Fiscal Year not exceeding $1,000,000. Any Property which is the subject of a Disposition permitted by this Section shall be released from the Lien of the Collateral Documents upon request of Borrower.

          6.3 MERGERS. Merge or consolidate with or into any Person, EXCEPT mergers and consolidations of a Subsidiary of Borrower into Borrower.

          6.4 HOSTILE ACQUISITIONS. Directly or indirectly use the proceeds of any Loan in connection with the acquisition of part or all of a voting interest of five percent (5%) or more in any corporation or other business entity if such acquisition is opposed by the board of directors or management of such corporation or business entity.

          6.5 DISTRIBUTIONS. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, EXCEPT

(a) Distributions by a Subsidiary of Borrower to Borrower, (b) Distributions payable solely in the common stock of Borrower PROVIDED that the certificates evidencing such common stock are concurrently delivered to the Managing Agent as additional Pledged Collateral (subject to any necessary approval of a Gaming Board) and (c) a Distribution made within thirty (30) days after the Closing Date in an amount not greater than the amount (if any) by which the Stockholders' Equity of Borrower on the Closing Date exceeded $52,000,000.

          6.6 ERISA. (a) At any time, permit any Pension Plan to (i) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code), (ii) fail to comply with ERISA or any other applicable Laws, (iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

          6.7 CHANGE IN NATURE OF BUSINESS. Make any material change in the nature of the business of Borrower and its Subsidiaries, taken as a whole.

          6.8 LIENS AND NEGATIVE PLEDGES. Create, incur, assume or suffer to exist any Lien or Negative Pledge of any nature upon or with respect to any of its Properties, or engage in any sale and leaseback transaction with respect to any of its Properties, whether now owned or hereafter acquired, EXCEPT:

               (a)  Permitted Encumbrances;

               (b)  Liens and Negative Pledges arising under the Loan Documents;

               (c) Liens and Negative Pledges existing on the Closing Date and disclosed in SCHEDULE 4.7 and any renewals/extensions or amendments thereof, PROVIDED that the obligations secured or benefited thereby are not increased; and

               (d) Liens and Negative Pledges arising under the Realty Lease and the Equipment Lease.

          6.9 INDEBTEDNESS AND GUARANTY OBLIGATIONS. Create, incur or assume any Indebtedness or Guaranty Obligation EXCEPT:

               (a) Indebtedness and Guaranty Obligations existing on the Closing Date and disclosed in SCHEDULE 6.9, and refinancings, renewals, extensions or amendments that do not increase the amount thereof;

               (b)  Indebtedness and Guaranty Obligations under the Loan
     Documents;

               (c) Indebtedness consisting of Supplemental Loans owed to Parent;

               (d) Indebtedness owed to Borrower by a Subsidiary of Borrower, Indebtedness owed to a wholly owned Subsidiary of Borrower by Borrower and Guaranty Obligations with respect thereto;

               (e) Indebtedness of Borrower consisting of one or more Swap Agreements; PROVIDED, that the aggregate notional amount of Indebtedness covered by all Secured Swap Agreements shall not exceed $50,000,000 and;

               (f) Guaranty Obligations in support of the obligations of a Subsidiary of Borrower that are not prohibited by Section 6.18.

          6.10 TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any Affiliate of Borrower OTHER THAN (a) salary, bonus, employee stock option and other compensation arrangements with directors, officers or managers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors of Borrower and expressly authorized by a resolution of the board of directors of Borrower which is approved by a majority of the directors not having an interest in the transaction, (c) the Equipment Sublease, the Supplemental Loan Agreement, the Assignment and Assumption of the Realty Lease and the Management Agreement referred to in Section 9.1(A)(29),
(d) transactions expressly permitted by this Agreement, (e) transactions between or among Borrower and its Subsidiaries and (f) transactions on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power.

          6.11 SENIOR FUNDED DEBT RATIO. Permit the Senior Funded Debt Ratio, as of the last day of any Fiscal Quarter ending after the Completion Date, to be greater than the ratio set forth below opposite such Fiscal Quarter:

          FISCAL QUARTER                        RATIO

          First and Second Fiscal Quarters
           after Completion Date             4.50 to 1.00

          Third and Fourth Fiscal Quarters
           after Completion Date             4.25 to 1.00

          Fifth and Sixth Fiscal Quarters
           after Completion Date             4.00 to 1.00

          Seventh and Eighth Fiscal Quarters
           after Completion Date             3.75 to 1.00

          Ninth Quarter after
            Completion Date                  3.50 to 1.00

          Each Fiscal Quarter
           thereafter                        3.25 to 1.00;

PROVIDED that (a) the initial partial Fiscal Quarter shall be disregarded for this purpose and the First Fiscal Quarter after the Completion Date shall be the first full such Fiscal Quarter and (b) if both the Parent Bank Credit Facility and the Equipment Lease cease to be in effect at any time after the date that is six (6) months after the Completion Date, the maximum Senior Funded Debt Ratio under this Section 6.11 shall thereafter be 3.25 to 1.00 commencing with the last day of the first Fiscal Quarter ending after the date of such cessation.

          6.12 FIXED CHARGE COVERAGE RATIO. Permit the Fixed Charge Coverage Ratio, as of the last day of any Fiscal Quarter ending after the Completion Date, to be less than 1.10 to 1.00; PROVIDED that the initial partial Fiscal Quarter after the Completion Date shall be disregarded for this purpose.

          6.13 EFFECTIVE NET WORTH. Permit Effective Net Worth, as of the last day of any Fiscal Quarter ending after the Completion Date, to be less than the SUM OF (a) $52,000,000 PLUS (b) 80% of Net Income for each Fiscal Quarter ending after the Completion Date (with no deduction for any net loss incurred in any such Fiscal Quarter) PLUS (c) 100% of any Cash Equity Contributions and Supplemental Loans made after the Closing Date.

          6.14 CAPITAL EXPENDITURES. Make, or become legally obligated to make, any Capital Expenditure after the Completion Date OTHER THAN (a) Maintenance Capital Expenditures and then only if, giving effect thereto, the aggregate Maintenance Capital Expenditures made in that Fiscal Year would not exceed $2,000,000, (b) Capital Expenditures made after the date that is three (3) months after the Completion Date, PROVIDED that (i) such Capital Expenditures are funded in their entirety by Qualified Capital Sources received subsequent to the Closing Date, (ii) the aggregate such Capital Expenditures made during the term of this Agreement for (A) (i) a parking garage and related amenities does not exceed $20,000,000 or (ii) an additional hotel tower does not exceed $30,000,000 and (B) any other single project or a series of related projects does not exceed $5,000,000 or exceed $20,000,000 in the aggregate for all such other projects and (c) Capital Expenditures consisting of the purchase of the Leased Equipment pursuant to the terms of the Equipment Sublease and made out of the proceeds of Supplemental Loans under Section 2.01(b) or (c) of the Supplemental Credit Facility or Cash Equity Contributions, PROVIDED that such proceeds or Cash Equity Contributions are sufficient for such purchase.

          6.15  INVESTMENTS.  Make or suffer to exist any Investment, OTHER
THAN:

               (a) Investments in existence on the Closing Date and disclosed on SCHEDULE 6.15;

               (b)  Investments consisting of Cash Equivalents;

               (c) Investments consisting of advances to officers, managers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

               (d)  Investments in wholly-owned Subsidiaries;

               (e) Investments consisting of or evidencing the extension of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

               (f) Investments received in connection with the settlement of a bona fide dispute with another Person; and

               (g)  Investments consisting of Guaranty Obligations permitted by
     Section 6.9.

          6.16  ACQUISITIONS.  Make any Acquisition.

          6.17 OPERATING LEASES. Enter, assume or otherwise incur any obligation as lessee or sublessee under any operating lease (OTHER THAN the Equipment Sublease and the Realty Lease) if to do so would result in the aggregate obligation of Borrower and its Subsidiaries to pay rent and other monetary amounts under all operating leases (OTHER THAN the Equipment Sublease and the Realty Lease) to exceed $5,000,000 in any Fiscal Year.

          6.18 SUBSIDIARY INDEBTEDNESS. Permit (whether or not otherwise permitted under Section 6.9) any Subsidiary to create, incur, assume or suffer to exist any Indebtedness or Guaranty Obligation, EXCEPT (a) the Subsidiary Guaranty or (b) Indebtedness owed to Borrower or another Subsidiary of Borrower.

          6.19 MANAGEMENT FEES. Accrue, in any Fiscal Year, to Parent or any Affiliate of Parent a Management Fee in excess of $600,000.

          6.20 AMENDMENTS TO EQUIPMENT SUBLEASE. Amend, modify or waive any term or provision of the Equipment Sublease or consent to its termination (except termination in accordance with its terms), or exercise any election or option (other than an option related to any such termination in accordance with its terms) which it may have thereunder without the prior written consent of the Supermajority Lenders.

          6.21 SUPPLEMENTAL LOAN AGREEMENT. Amend, modify, or waive any term or provision of the Supplemental Loan Agreement, or consent to its termination, without the prior written consent of the Supermajority Lenders.

                                    Article 7
                          CONSTRUCTION PERIOD COVENANTS

          Borrower shall, unless the Managing Agent (with the written approval of the Requisite Lenders) otherwise consents, during the Construction Period:

          7.1 CONSTRUCTION OF PROJECT. Proceed diligently and without interruption (EXCEPT as may be caused by events outside the control of Borrower) to construct and furnish the Project in accordance in all material respects with the Construction Plans, the Construction Budget and the Construction Timetable, and in any event cause the Completion Date to occur not later than December 31, 1997.

          7.2 AMENDMENTS TO PLANS AND BUDGETS. Not make any change to the Construction Plans or Construction Budget which (a) would allocate or require the allocation of the $10,000,000 "contingency" line item in the Construction Budget to a significant change in the Construction Plans or to any line item not included in the Construction Budget as of the Closing Date, (b) would increase the Construction Budget to more than $202,000,000 unless the excess amount is funded in its entirety by Cash Equity Contributions made subsequent to the Closing Date or (c) would increase the Construction Budget in any event to more than $207,000,000.

          7.3 TIMETABLE. Not make any change to the Construction Plans, the Construction Budget or the Construction Timetable which would cause the Completion Date to occur after September 30, 1997.

          7.4 CONSTRUCTION REQUIREMENTS. Construct the Project in a good and workmanlike manner in accordance with sound building practices and the Construction Plans, and comply in all material respects with all existing Laws and requirements of all Governmental Agencies having jurisdiction over the Project and with all future Laws and requirements that become applicable to the Project prior to the Completion Date.

          7.5 CONSTRUCTION SERVICES GROUP. Engage CSG, at the expense of Borrower, to monitor the construction of the Project and provide CSG with such information and access to the Project and individuals employed by Borrower, the Architect and the Contractor as it may reasonably request for that purpose.

          7.6 NOTICE OF CHANGES. Promptly provide the Managing Agent and CSG with copies of all changes to the Construction Plans, Construction Budget, Construction Timetable, Construction Contracts and Architect Contracts, and with an advance draft copy of any proposed such change that involves more than $1,000,000.

          7.7 CONSTRUCTION PROGRESS REPORTS. Assist and cooperate with CSG in all respects reasonably requested by CSG in order to permit CSG to provide such periodic construction progress reports to the Managing Agent and the Lenders as may be reasonably requested by the Managing Agent.

          7.8 CONSTRUCTION INFORMATION. Promptly provide to the Managing Agent and CSG such information and documents respecting the Project as either may reasonably request from time to time, INCLUDING detailed identification of each significant subcontractor or supplier to the Project and the nature and dollar amount of the related subcontract or supply contract.

          7.9 CONSTRUCTION, PERMITS, LICENSES AND APPROVALS. Properly obtain, comply with and keep in effect all permits, licenses and approvals which are customarily required to be obtained from Governmental Agencies in order to construct and occupy the Project as of the then current stage of construction, and deliver copies of all such permits, licenses and approvals to the Managing Agent promptly following a request therefor.

          7.10 PURCHASE OF MATERIALS. Not purchase or contract for any materials, equipment, furnishings, fixtures or articles of personal property to be placed or installed on the Project Property under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession (EXCEPT for such reservations as may arise solely by operation of Law), or the right to consider such materials personal property after their incorporation in the work of construction except for the Equipment Sublease or unless the Managing Agent in each instance has authorized Borrower to do so in writing.

          7.11 PURCHASE OF OFFSITE MATERIALS. Promptly notify the Managing Agent if it purchases (and pays all or a portion of the purchase price therefor) any construction materials for the Project that are not located on the Project Property, or will not be delivered to the Project Property within fifteen (15) days after purchase (describing such construction materials, the purchase price therefor and the location thereof) and, if requested by the Managing Agent, provide to the Managing Agent the written acknowledgement of the Person having custody of such construction materials of the existence of the Lenders' Lien on such construction materials and the right of the Managing Agent to have access to and to remove such construction materials at reasonable times.

          7.12 SITE VISITS. Permit the Managing Agent, or any Lender, at any reasonable time to enter and visit the Project Property for the purposes of performing an appraisal, observing the work of construction and examining all materials, plans, specifications, working drawings and other matters relating to the construction of the Project.

          7.13 PROTECTION AGAINST LIEN CLAIMS. Promptly pay when due (subject to applicable retentions) or otherwise discharge all claims and Liens for labor done and materials and services furnished in connection with the construction of the Project, EXCEPT for claims contested in good faith by appropriate proceedings and without prejudice to the Construction Timetable, PROVIDED that any such claims are covered by such payment bonds or title insurance policy endorsements as may be requested by the Managing Agent.

          7.14 COMPLETION CERTIFICATES. Upon completion of the Project, provide the Managing Agent with a written certificate executed by the Architect and Contractor certifying that the Project has been completed in all material respects in accordance with the Construction Plans and complies in all material respects with all applicable zoning, building and land use Laws and that the Project is ready to be opened for business and upon the occurrence of the Completion Date provide the Managing Agent with a Certificate executed by a Senior Officer to that effect.

          7.15 COMPLETION SURVEY. As soon as practicable after completion of the Project, provide the Managing Agent with an ALTA survey of the Project Property that (a) demonstrates compliance of the Project in all material respects with all applicable Laws and requirements of Governmental Agencies,
(b) sets forth all easements and licenses burdening the Project Property,
(c) reflects no encroachments onto the Project Property and no encroachments by the Project onto adjoining real property and (d) certifies the legal description of the Project Property to be the same as that set forth in the title insurance policies referred to in Section 9.1(A)(15).

                                    Article 8
                     INFORMATION AND REPORTING REQUIREMENTS

          8.1 FINANCIAL AND BUSINESS INFORMATION. So long as any Advance remains unpaid or any other Obligation remains unpaid, or any portion of the Commitment remains in force, Borrower shall, unless the Managing Agent (with the written approval of the Requisite Lenders) otherwise consents, at Borrower's sole expense, deliver to the Managing Agent for distribution by it to the Lenders, a sufficient number of copies for all of the Lenders of the following:

               (a) As soon as practicable, and in any event by the 20th day of the next following month, a construction progress report as of the last day of the preceding calendar month during the Construction Period in a form reasonably acceptable to the Managing Agent, which report shall compare the status of construction and amounts expended to the Construction Timetable and the Construction Budget; PROVIDED that the construction progress reports delivered by CSG pursuant to Section 7.7 shall satisfy the form of this requirement unless the Managing Agent notifies Borrower to the contrary;

               (b) As soon as practicable, and in any event by the 30th day of the next following month, financial statements of Borrower for the preceding calendar month (commencing with the first full calendar month after the Completion Date) in a form reasonably acceptable to the Managing Agent, together with a written narrative statement discussing any significant trends reflected therein signed by a Senior Officer of Borrower;

               (c) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter (OTHER THAN the fourth Fiscal Quarter in any Fiscal Year), (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for such Fiscal Quarter, and its statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter and
     (ii) if applicable and if requested by the Managing Agent, the consolidating balance sheets and statements of operations as at and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles (OTHER THAN footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

               (d) As soon as practicable, and in any event within 120 days after the end of each Fiscal Year, (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, stockholders' equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year and (ii) if applicable and if requested by the Managing Agent, consolidating balance sheets and statements of operations, in each case as at the end of and for the Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of one of the six largest public accounting firms in the United States of America or other independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Lenders in their good faith business judgment to be adverse to the interests of the Lenders. Such accountants' report shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed Borrower's financial calculations as at the end of such Fiscal Year (which shall accompany such certificate) under Sections 6.11 through 6.14, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by Borrower in the manner prescribed by this Agreement;

               (e) As soon as practicable, and in any event within 45 days after the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next four succeeding Fiscal Years, INCLUDING for the first such Fiscal Year, projected consolidated balance sheets, statements of operations and statements of cash flow and, for the second and third such Fiscal Years, projected consolidated condensed balance sheets and statements of operations and cash flows, of Borrower and its Subsidiaries, all in reasonable detail;

               (f) Promptly after request by the Managing Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

               (g) Concurrently with delivery thereof to the banks under the Parent Bank Credit Facility, copies of the quarterly and annual financial statements of Parent furnished to such banks by Parent (or, if there is at any time no Parent Bank Credit Facility, the financial statements required to be delivered under the Parent

     Bank Credit Facility as it existed immediately prior to its ceasing to be in effect); PROVIDED that the delivery of any such financial statements to the agent under the Parent Bank Credit Facility shall satisfy the requirement of this Section 8.1(G) as to any Lender that is also a bank under that credit facility;

               (h) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the Securities and Exchange Commission under
     Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section;

               (i) Promptly after request by the Managing Agent or any Lender, copies of the Nevada "Regulation 6.090 Report" and "6-A Report" and copies of any written communication to Parent or Borrower from any Gaming Board advising it of a violation of or non-compliance with any Gaming Law by Parent or Borrower;

               (j) Promptly after request by the Managing Agent or any Lender, copies of any other report or other document (except any such report or document pertaining solely to personal matters respecting an individual) that was filed by Borrower or any of its Subsidiaries with any Governmental Agency;

               (k) Promptly upon a Senior Officer of Borrower becoming aware, and in any event within ten (10) Banking Days after the occurrence of any
     (i) "reportable event" (as such term is defined in Section 4043 of ERISA) or (ii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than five (5) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

               (l) As soon as practicable, and in any event within two (2) Banking Days after a Senior Officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower or its Subsidiaries are taking or propose to take with respect thereto;

               (m) Promptly upon a Senior Officer of Borrower becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries that is $2,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $2,000,000 or more or any lessor under a lease involving aggregate remaining rent of $2,000,000 or more has asserted a default thereunder on the part of Borrower or any of its Subsidiaries, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries under a contract that is not a credit agreement or material lease in excess of $2,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, (iv) any labor union has notified Borrower of its intent to strike Borrower or any of its Subsidiaries on a date certain and such strike would involve more than 100 employees of Borrower or its Subsidiaries, or (v) any Gaming Board has indicated its intent to consider or act upon a License Revocation or a fine or penalty of $1,000,000 or more with respect to Borrower or any of its Subsidiaries, a written notice describing the pertinent facts relating thereto and what action Borrower or its Subsidiaries are taking or propose to take with respect thereto; and

               (n) Such other data and information as from time to time may be reasonably requested by the Managing Agent, any Lender (through the Managing Agent) or the Requisite Lenders.

          8.2 COMPLIANCE CERTIFICATES. So long as any Advance remains unpaid or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains outstanding, Borrower shall, at Borrower's sole expense, deliver to the Managing Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 8.1(C) and 8.1(D), Compliance Certificates signed by a Senior Officer of Borrower.

                                    Article 9
                                   CONDITIONS

          9.1 INITIAL ADVANCES. The obligation of each Lender to make the initial Advance to be made by it is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

               (a) The Managing Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Managing Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Managing Agent otherwise agrees or directs):

               (1) at least one (1) executed counterpart of this Agreement, together with arrangements satisfactory to the Managing Agent for additional executed counterparts, sufficient in number for distribution to the Lenders and Borrower;

               (2) Notes executed by Borrower in favor of each Lender, each in a principal amount equal to that Lender's Pro Rata Share of the Commitment;

               (3) the Subsidiary Guaranty executed by each Subsidiary of Borrower (if any are in existence on the Closing Date);

               (4) the Security Agreement executed by Borrower and each Subsidiary of Borrower (if any are in existence on the Closing Date);

               (5)  the Collateral Assignment executed by Borrower;

               (6) such financing statements on Form UCC-1 executed by Borrower and each Subsidiary of Borrower (if any are in existence on the Closing Date) with respect to the Security Agreement and Collateral Assignment as the Managing Agent may request;

               (7) the Pledge Agreement executed by Parent together with the Pledged Collateral accompanied by appropriate stock powers endorsed in blank;

               (8) such financing statements on Form UCC-1 executed by Parent with respect to the Pledge Agreement as the Managing Agent may request;

               (9)  the Completion Guaranty executed by Parent;

               (10) a copy of the Supplemental Loan Agreement executed by Parent and Borrower in a form acceptable to the Lenders, together with a Certificate of a Senior Officer of Borrower that the representations of Parent therein are true and correct and that all conditions precedent in Section 3.01 thereof to the obligations of Parent thereunder have been satisfied;

               (11) the Deed of Trust executed by Borrower;

               (12) with respect to Parent, Borrower and each Subsidiary of Borrower (if any are in existence on the Closing Date), such documentation as the Managing Agent may require to establish the due organization, valid existence and good standing of Parent, Borrower and each such Subsidiary, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, INCLUDING (if applicable) certified copies of articles of incorporation or organization and amendments thereto, bylaws or operating agreements and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate or other organizational resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

               (13) the Opinions of Counsel;

               (14) a preliminary written appraisal by a qualified independent appraiser acceptable to the Managing Agent of the Project Property that reflects an aggregate fair market value thereof (INCLUDING the value of the Leased Equipment) on an as-built stabilized basis of not less than $170,000,000;

               (15) assurances from the Title Company that it is prepared to issue its "LP-10" ALTA construction lenders title policy (or such other lenders title policy determined by the Managing Agent to be the equivalent thereof) insuring the Lien of the Deed of Trust in an amount not less than the fair market value of the Project Property as determined by the foregoing appraisal (PROVIDED, however, that the title insurance amount shall not exceed the Commitment), subject only to such exceptions as are reasonably acceptable to the Managing Agent, with such title policy endorsements as the Managing Agent may reasonably require and with such assurances as the Managing Agent may reasonably require from title re-insurers acceptable to the Managing Agent, TOGETHER WITH the written commitment of the Title Company to issue on or before the Completion Date its replacement ALTA title policy in the same form with such title policy endorsements as the Managing Agent may reasonably require;

               (16) the Landlord Consent and Agreement executed by the lessors under the Realty Lease;

               (17) a "Phase I" environmental report with respect to the Project Property prepared by a qualified independent environmental expert acceptable to the Managing Agent, together with a Certificate of a Senior Officer of Borrower to the effect that no event or circumstance has occurred since the date thereof that would cause such report to be inaccurate in any respect that is materially adverse to the interests of the Lenders;

               (18) a Certificate of insurance issued by Borrower's insurance carrier or agent with respect to the insurance required to be maintained pursuant to the Deed of Trust, together with lenders' loss payable endorsements thereof on Form 438BFU or other form acceptable to the Managing Agent;

               (19) a Certificate of a Senior Officer of Borrower attaching the Construction Plans, the Construction Budget and the Construction Timetable, each of which shall be consistent in all material respects with the representations respecting them previously made to the Managing Agent and the Lenders;

               (20) a letter from CSG stating that it has reviewed the Construction Plans, the Construction Budget and the Construction Timetable and believes them to be reasonable and feasible;

               (21) a Certificate of a Senior Officer of Borrower attaching a copy of the Equipment Lease and the Equipment Sublease, which shall be satisfactory in form and substance to the Lenders;

               (22) the Intercreditor Agreement executed by or on behalf of the Equipment Lessors;

               (23) a Certificate of a Senior Officer of Borrower attaching a copy of the Architect Contracts;

               (24) the Architect's Certificate and Consent executed by the Architect;

               (25) a Certificate of a Senior Officer of Borrower attaching a copy of the Construction Contract;

               (26) the Contractor's Certificate and Consent executed by the Contractor;

               (27) [Intentionally Deleted]

               (28) a Certificate of a Senior Officer of Parent certifying that performance of the Completion Guaranty and the

          Supplemental Loan Agreement will not violate any indenture, credit agreement or other material agreement of Parent;

               (29) a Certificate of a Senior Officer of Borrower certifying that the attached copy of the Management Agreement dated as of September 21, 1996 between Parent and Borrower is true copy, which Management Agreement is in form and substance acceptable to the Managing Agent;

               (30) a Certificate of a Senior Officer of Borrower setting forth all permits which it holds from Governmental Agencies with respect to construction of the Project, together with a letter from CSG stating that such permits are those customarily obtained at the then current stage of construction and that, in its opinion, the remaining permits will be obtained in due course without adversely affecting the Construction Timetable;

               (31) a Certificate signed by a Senior Officer of Borrower certifying that the representation contained in Section 4.17 is true and correct and that the conditions specified in Sections 9.1(h) and 9.1(i) have been satisfied; and

               (32) such other assurances, certificates, documents, consents or opinions as the Managing Agent reasonably may require.

               (b) The arrangement fee payable pursuant to Section 3.2 shall have been paid.

               (c) The upfront fees payable pursuant to Section 3.3 shall have been paid.

               (d)  Any agency fees payable on the Closing Date pursuant to
     Section 3.6 shall have been paid.

               (e)  Any co-agency fees payable on the Closing Date pursuant to
     Section 3.7 shall have been paid.

               (f) The reasonable costs and expenses of the Managing Agent in connection with the preparation of the Loan Documents payable pursuant to
     Section 12.3, and invoiced to Borrower prior to the Closing Date, shall have been paid.

               (g) The Managing Agent shall be satisfied that the Collateral Documents create a first priority Lien in the Collateral (subject only to Permitted Encumbrances and such other exceptions as may be acceptable to the Lenders), and that the funds required to terminate the existing Lien on the Project Property securing an obligation of approximately $6,150,000 have been provided from a source other than a Loan hereunder.

                 (h) The representations and warranties of Borrower contained in ARTICLE 4 shall be true and correct.

                 (i) Borrower and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Advance no Default or Event of Default shall have occurred and be continuing.

                 (j) All legal matters relating to the Loan Documents shall be satisfactory to Sheppard, Mullin, Richter & Hampton, special counsel to the Managing Agent.

                 (k) The Closing Date shall have occurred on or before September 30, 1996.

            9.2 INITIAL ADVANCES - FURTHER CONDITIONS. The obligation of each Lender to make the initial Advance to be made by it is subject to the further conditions to be satisfied prior to the making of the initial Advances (unless all of the Lenders, in their sole and absolute discretion shall agree otherwise) that:

                 (a) the Managing Agent shall have received the final written appraisal by a qualified independent appraiser acceptable to the Managing Agent and complying in all respects with FIRREA of the Project Property and either (i) such appraisal reflects an aggregate fair market value thereof (INCLUDING the value of the Leased Equipment) on an as-built stabilized basis of not less than $170,000,000 or (ii) Parent concurrently makes a Cash Equity Contribution in an amount at least equal to the amount by which the fair market value set forth in such appraisal is less than $170,000,000; and

                 (b) the Managing Agent shall have received a Certificate of a Senior Officer of Borrower stating that Borrower has received permanent equity contributions from Parent of not less than $52,000,000.

            9.3 ADVANCES - SPECIAL CONDITION. The obligation of each Lender to make any Advance is subject to the condition precedent (unless the Supermajority Lenders, in their sole and absolute discretion, shall otherwise agree) that, giving effect to such Advance, the Lenders will not have funded pursuant to this Agreement more than fifty-five percent (55%) of the Total Incurred Project Cost as of such date, and the Managing Agent shall have received a written certification to that effect from CSG.

            9.4 ANY ADVANCE. The obligation of each Lender to make any Advance is subject to the following conditions precedent (unless the Requisite Lenders, in their sole and absolute discretion, shall agree otherwise):

                 (a) EXCEPT (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in ARTICLE 4 (OTHER THAN Sections 4.4(a), 4.6 (first sentence), 4.10, 4.17 and 4.19) shall be true and correct on and as of the date of the Advance as though made on that date;

                 (b) other than matters described in SCHEDULE 4.10 or not required as of the Closing Date to be therein described, there shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

                 (c) the Managing Agent shall have timely received a Request for Loan in compliance with ARTICLE 2 (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(b), if applicable); and

                 (d) the Managing Agent shall have received, in form and substance satisfactory to the Managing Agent, such other assurances, certificates, documents or consents related to the foregoing as the Managing Agent or Requisite Lenders reasonably may require.

                                   Article 10
              EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT


            10.1 EVENTS OF DEFAULT. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

                 (a) Borrower fails to pay any principal on any of the Notes, or any portion thereof, on the date when due; or

                 (b) Borrower fails to pay any interest on any of the Notes, or any fees under Sections 3.4, 3.5 or 3.6, or any portion thereof, within two (2) Banking Days after the date when due; or fails to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within two (2) Banking Days after demand therefor; or

                 (c) Borrower fails to comply with any of the covenants contained in Sections 5.1, 5.4, 5.6, 5.13 or ARTICLE 6; or

                 (d) Borrower fails to comply with Section 8.1(l) in any respect that is materially adverse to the interests of the Lenders; or

                 (e) Borrower, any of its Subsidiaries or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within ten (10) Banking Days after the giving of notice by the Managing Agent on behalf of the Requisite Lenders of such Default; or

                 (f) Any representation or warranty of Borrower or any of its Subsidiaries or any other Party made in any Loan Document, or in any certificate or other writing delivered by Borrower or such Subsidiary or Party pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Lenders; or

                 (g) Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of $2,000,000 or more, or any guaranty of present or future Indebtedness of $2,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness of $2,000,000 or more, or of any guaranty of present or future Indebtedness of $2,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrower or any of its Subsidiaries to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness (provided, that for the purposes of this clause (g), the principal amount of Indebtedness consisting of a Swap Agreement shall be the amount which is then payable by the counterparty to close out the Swap Agreement); or

                 (h) The occurrence of an Event of Default (as such term is defined under the Parent Bank Credit Facility) under the Parent Bank Credit Facility; or

                 (i) Any event occurs which gives the holder or holders of any Subordinated Obligation of $2,000,000 or more (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligation due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any such Subordinated Obligation; or the trustee for, or any holder of, a Subordinated Obligation breaches any subordination provision applicable to such Subordinated Obligation; or

                 (j) Any Loan Document, at any time after its execution and delivery and for any reason OTHER THAN the agreement or action (or omission to act) of the Managing Agent or any of the Lenders or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which is materially adverse to the interests of the Lenders; or any Collateral Document ceases (other than by action or inaction of the Managing Agent or any Lender) to create a valid and effective Lien in any material Collateral covered thereby; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document in accordance with its terms, or purports to revoke, terminate or rescind same; or Parent denies in writing that it has any or further liability or obligation under the Supplemental Loan Agreement in accordance with its terms, or purports to revoke, terminate or rescind same; or

                 (k) A final judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $2,000,000 (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty (30) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty (30) calendar days after its issue or levy; or

                 (l) Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days; or

                 (m) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

                 (n) A final judgment is entered by a court of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or

                 (o) The occurrence of an Event of Default (as such term or analogous term is or may hereafter be specifically defined in the Equipment Lease or Equipment Sublease) under the Equipment Lease or Equipment Sublease, or the occurrence of any event of default (after the expiration of all grace or notice periods) under any other operating lease covering Property valued at $2,000,000 or more to which Borrower is a party as lessee or sublessee; or

                 (p) The occurrence of a Default (as such term or analogous term is or may hereafter be specifically defined under the Realty Lease) under the Realty Lease; or

                 (q) During the period ending on the date that is six (6) months after the Completion Date, (i) the Equipment Lease and the Parent Bank Credit Facility both cease to be in effect, and (ii) Parent fails to be in compliance with the covenants contained in Sections 9.11 or 9.12 of the Parent Bank Credit Facility as such covenants existed as of the date the Parent Bank Credit Facility ceased to be in effect; or

                 (r) Any Pension Plan maintained by Borrower or any of its ERISA Affiliates is determined to have a material "accumulated funding deficiency" as that term is defined in Section 302 of ERISA and the result is a Material Adverse Effect; or

                 (s) The occurrence of a Change of Ownership or a Parent Change of Control; or

                 (t) The failure of the Completion Date to occur prior to December 31, 1997; or

                 (u) The occurrence of a License Revocation that continues for three (3) consecutive calendar days.

            10.2 REMEDIES UPON EVENT OF DEFAULT. Without limiting any other rights or remedies of the Managing Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

            (a) Upon the occurrence, and during the continuance, of any Event of Default OTHER THAN an Event of Default described in Section 10.1(l):

                 (1) the Commitment to make Advances and all other obligations of the Managing Agent or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, EXCEPT that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 12.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitment and such other obligations and rights and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

                 (2) the Requisite Lenders may request the Managing Agent to, and the Managing Agent thereupon shall, terminate the Commitment and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                 (b) Upon the occurrence, and during the continuance, of any Event of Default described in Section 10.1(l):

                 (1) the Commitment to make Advances and all other obligations of the Managing Agent or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, EXCEPT that all of the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitment and such other obligations and rights and make further Advances which determination shall apply equally to, and shall be binding upon, all the Lenders; and

                 (2) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                 (c) Upon the occurrence, and during the continuance, of any Event of Default, the Lenders and the Managing Agent, without notice to (EXCEPT as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (EXCEPT as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.

                 (d) In addition to any other rights and remedies, if an Event of Default occurs prior to the Completion Date, the Managing Agent and the Lenders shall have the right to (i) obtain the appointment of a receiver to take possession of the Project (and Borrower agrees not to contest the appointment of such receiver except in good faith) and
       (ii) take such steps as the Managing Agent and the Lenders reasonably deem necessary or appropriate to complete construction of the Project, INCLUDING making any changes to the Construction Plans, Construction Budget or Construction Timetable and/or terminating or amending any of the Architect Contracts, Construction Contracts or any other contract or arrangement related to the Project; PROVIDED, however, that the Managing Agent shall be responsible for any breach of contract resulting from any such change, termination or amendment. Any such action shall not be construed as an assumption of responsibility by the Managing Agent or the Lenders to complete the Project, and such steps may be discontinued at any time. Any such action shall not be construed to make the Managing Agent or the Lenders a partner or joint venturer with Borrower. All amounts expended by the Managing Agent and the Lenders for the completion of the Project shall be deemed additional Advances and shall be secured by the Collateral Documents.

                 (e) The order and manner in which the Lenders' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Managing Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys' fees and disbursements and the reasonably allocated costs of attorneys employed by the Managing Agent or by any Lender) of the Managing Agent and of the Lenders, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower' Obligations hereunder and under the Notes, payments shall be applied FIRST, to the costs and expenses of the Managing Agent and the Lenders, as set forth above, SECOND, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and THIRD, to the payment of all other amounts (including principal and fees) then owing to the Managing Agent or the Lenders under the Loan Documents. Amounts due to a Lender under a Secured Swap Agreement shall be considered a principal amount for purposes of the preceding sentence. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

                                   Article 11
                               THE MANAGING AGENT


            11.1 APPOINTMENT AND AUTHORIZATION. Subject to Section 11.8, each Lender hereby irrevocably appoints and authorizes the Managing Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Managing Agent by the terms thereof or are reasonably incidental, as determined by the Managing Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of the Managing Agent as trustee for any Lender or as representative of any Lender for any other purpose and, EXCEPT as specifically set forth in the Loan Documents to the contrary, the Managing Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

            11.2 MANAGING AGENT AND AFFILIATES. Bank of America National Trust and Savings Association (and each successor Managing Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Managing Agent, and the term "Lender" or "Lenders" includes Bank of America National Trust and Savings Association in its individual capacity. Bank of America National Trust and Savings Association (and each successor Managing Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower, any Subsidiary thereof, or any Affiliate of Borrower or any Subsidiary thereof, as if it were not the Managing Agent and without any duty to account therefor to the Lenders. Bank of America National Trust and Savings Association (and each successor Managing Agent) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as Managing Agent hereunder, or for any monies received by it in its capacity as a Lender hereunder. The Managing Agent shall not be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Managing Agent.

            11.3 PROPORTIONATE INTEREST IN ANY COLLATERAL. The Managing Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Managing Agent. Subject to the Managing Agent's and the Lenders' rights to reimbursement for their costs and expenses hereunder (INCLUDING reasonable attorneys' fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Managing Agent or a Lender) and subject to the application of payments in accordance with Section 10.2(D), each Lender shall have an interest in the Lenders' interest in the Collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders, EXCEPT that Obligations owed to any Lender (or Affiliate of a Lender) under a Secured Swap Agreement shall be secured on a PARI passu basis with all other Obligations up to an amount equal to the Managing Agent's then customary credit risk factor for Swap Agreements times the notional amount of Indebtedness covered by such Secured Swap Agreement and shall be secured on a subordinate basis as to amounts in excess of such amount.

            11.4 LENDERS' CREDIT DECISIONS. Each Lender agrees that it has, independently and without reliance upon the Managing Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Managing Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Managing Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Managing Agent or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

            11.5  ACTION BY MANAGING AGENT.

                 (a) Absent actual knowledge of the Managing Agent of the existence of a Default, the Managing Agent may assume that no Default has occurred and is continuing, unless the Managing Agent (or the Lender that is then the Managing Agent) has received notice from Borrower stating the nature of the Default or has received notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.

                 (b) The Managing Agent has only those obligations under the Loan Documents as are expressly set forth therein.

                 (c) EXCEPT for any obligation expressly set forth in the Loan Documents and as long as the Managing Agent may assume that no Event of Default has occurred and is continuing, the Managing Agent may, but shall not be required to, exercise its discretion to act or not act, EXCEPT that the Managing Agent shall be required to act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 12.2) and those instructions shall be binding upon the Managing Agent and all the Lenders, PROVIDED that the Managing Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Managing Agent, in substantial risk of liability to the Managing Agent.

                 (d) If the Managing Agent has received a notice specified in clause (A), the Managing Agent shall immediately give notice thereof to the Lenders and shall act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 12.2), PROVIDED that the Managing Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Managing Agent, in substantial risk of liability to the Managing Agent, and EXCEPT that if the Requisite

       Lenders (or all the Lenders, if required under Section 12.2) fail, for five (5) Banking Days after the receipt of notice from the Managing Agent, to instruct the Managing Agent, then the Managing Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders.

                 (e) The Managing Agent shall have no liability to any Lender for acting, or not acting, as instructed by the Requisite Lenders (or all the Lenders, if required under Section 12.2), notwithstanding any other provision hereof.

            11.6 LIABILITY OF MANAGING AGENT. Neither the Managing Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, EXCEPT for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Managing Agent and its directors, officers, agents, employees and attorneys:

                 (a) May treat the payee of any Note as the holder thereof until the Managing Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Managing Agent, signed by the payee, and may treat each Lender as the owner of that Lender's interest in the Obligations for all purposes of this Agreement until the Managing Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Managing Agent, signed by that Lender;

                 (b) May consult with legal counsel (INCLUDING in-house legal counsel), accountants (INCLUDING in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower and/or their Subsidiaries or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts;

                 (c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents;

                 (d) EXCEPT to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or its Subsidiaries of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any Collateral or the Property, books or records of Borrower or their Subsidiaries;

                 (e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any Collateral;

                 (f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed in good faith by it to be genuine and signed or sent by the proper party or parties; and

                 (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by the Borrower or any Subsidiary or Affiliate thereof or paid or payable to or received or receivable from any Lender under any Loan Document, INCLUDING, principal, interest, commitment fees, Advances and other amounts; PROVIDED that, promptly upon discovery of such an error in computation, the Managing Agent, the Lenders and (to the extent applicable) Borrower and/or its Subsidiaries or Affiliates shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

            11.7 INDEMNIFICATION. Each Lender shall, ratably in accordance with its Pro Rata Share of the Commitment (if the Commitment is then in effect) or in accordance with its proportion of the aggregate Indebtedness then evidenced by the Notes (if the Commitment has then been terminated), indemnify and hold the Managing Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (INCLUDING reasonable attorneys' fees and disbursements and allocated costs of attorneys employed by the Managing Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as Managing Agent thereunder, EXCEPT such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Managing Agent upon demand for that Lender's Pro Rata Share of any out-of-pocket cost or expense incurred by the Managing Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (INCLUDING a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other Party is required by Section 12.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 11.7 shall entitle the Managing Agent or any indemnitee referred to above to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or any other Party. To the extent that the Managing Agent or any indemnitee referred to above is later reimbursed such cost or expense by Borrower or any other Party, it shall return the amounts paid to it by the Lenders in respect of such cost or expense.

            11.8 SUCCESSOR MANAGING AGENT. The Managing Agent may, and at the request of the Requisite Lenders shall, resign as Managing Agent upon reasonable notice to the Lenders and Borrower effective upon acceptance of appointment by a successor Managing Agent. If the Managing Agent shall resign as Managing Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor Managing Agent for the Lenders, which successor Managing Agent shall be approved by Borrower (and such approval shall not be unreasonably withheld or delayed). If no successor Managing Agent is appointed prior to the effective date of the resignation of the Managing Agent, the Managing Agent may appoint, after consulting with the Lenders and the Borrower, a successor Managing Agent from among the Lenders. Upon the acceptance of its appointment as successor Managing Agent hereunder, such successor Managing Agent shall succeed to all the rights, powers and duties of the retiring Managing Agent and the term "Managing Agent" shall mean such successor Managing Agent and the retiring Managing Agent's appointment, powers and duties as Managing Agent shall be terminated. After any retiring Managing Agent's resignation hereunder as Managing Agent, the provisions of this ARTICLE 11, and Sections 12.3, 12.11 and 12.22, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Managing Agent under this Agreement. If (a) the Managing Agent has not been paid its agency fees under Section 3.6 or has not been reimbursed for any expense reimbursable to it under Section 12.3, in either case for a period of at least one (1) year and (b) no successor Managing Agent has accepted appointment as Managing Agent by the date which is thirty (30) days following a retiring Managing Agent's notice of resignation, the retiring Managing Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Managing Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Managing Agent as provided for above.

            11.9 FORECLOSURE ON COLLATERAL. In the event of foreclosure or enforcement of the Lien created by any of the Collateral Documents, title to the Collateral covered thereby shall be taken and held by the Managing Agent (or an Affiliate or designee thereof) pro rata for the benefit of the Lenders in accordance with the Obligations outstanding to each of them.

            11.10  NO OBLIGATIONS OF BORROWER.  Nothing contained in this
Article 11 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Managing Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Managing Agent or any of the Lenders in respect of any failure by the Managing Agent or any Lender to perform any of its obligations to the Managing Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Managing Agent for the account of the Lenders, Borrower's obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Managing Agent in the manner provided by this Agreement.

                                   Article 12
                                  MISCELLANEOUS

            12.1 CUMULATIVE REMEDIES; NO WAIVER. The rights, powers, privileges and remedies of the Managing Agent and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Managing Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of ARTICLE 9 hereof are inserted for the sole benefit of the Managing Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Managing Agent's or the Lenders' rights to assert them in whole or in part in respect of any other Loan.

            12.2 AMENDMENTS; CONSENTS. EXCEPT as set forth in the last sentence of this Section 12.2, no amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by the Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Managing Agent with the approval of Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which any of the Borrower or any of its Subsidiaries is a Party, signed by each such Party, and, in the case of any amendment, modification or supplement to ARTICLE 11, signed by the Managing Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of the Supermajority Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective with respect to Sections 6.20, 6.21 and 9.2; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

                 (a) To amend or modify the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of the Commitment or the Pro Rata Share of any Lender or the amount of any commitment fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any commitment fee;

                 (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any commitment fee, or to extend the term of the Commitment;

                 (c) To release the Subsidiary Guaranty or the Completion Guaranty or any material portion of the Collateral, EXCEPT

       (i) in the case of the Pledged Collateral, release thereof to the extent ordered by any Gaming Board, (ii) in the case of a Disposition permitted by Sections 6.2(A) or 6.2(b), releases of the Collateral therein described and (iii) in any other case, as otherwise may be expressly provided for in any Loan Document;

                 (d) To amend the provisions of the definition of "AMORTIZATION AMOUNT", "AMORTIZATION DATE", "REQUISITE LENDERS", "MATURITY DATE" or "SUPERMAJORITY LENDERS";

                 (e)  To amend or waive ARTICLE 9, Sections 5.13, 6.4, or this
       Section 12.2; or

                 (f) To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 12.2 shall apply equally to, and shall be binding upon, all the Lenders and the Managing Agent. Notwithstanding the foregoing, the Managing Agent may execute such amendments to the Pledge Agreement as may be required by a Gaming Board referred to in Section 5.12 and are acceptable to the Managing Agent.

            12.3 COSTS, EXPENSES AND TAXES. Borrower shall pay within five (5) Banking Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Managing Agent in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents and any amendment thereto or waiver thereof. Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Managing Agent and the Lenders in connection with the refinancing, restructuring, reorganization (INCLUDING a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (INCLUDING reasonably allocated costs of legal counsel employed by the Managing Agent or any Lender), independent public accountants and other outside experts retained by the Managing Agent or any Lender, whether or not such costs and expenses are incurred or suffered by the Managing Agent or any Lender in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any Subsidiary thereof. Such costs and expenses shall also include, in the case of any amendment or waiver of any Loan Document requested by Borrower, the administrative costs of the Managing Agent reasonably attributable thereto. Borrower shall pay any and all documentary and other taxes, EXCLUDING (i) taxes imposed on or measured in whole or in part by its overall net income by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" or (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by

Section 12.21, to the extent such forms are then required by applicable Laws, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in
12.11 the Managing Agent and the Lenders from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Managing Agent or any Lender under this Section shall bear interest from the second Banking Day following the date of demand for payment at the Default Rate.

            12.4 NATURE OF LENDERS' OBLIGATIONS. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Managing Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with the Borrower or any Affiliate of any of Borrower. Each Lender's obligation to make any Advance pursuant hereto is several and not joint or joint and several, and in the case of the initial Advance only is conditioned upon the performance by all other Lenders of their obligations to make initial Advances. A default by any Lender will not increase the Pro Rata Share of the Commitment attributable to any other Lender. Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so. The Managing Agent agrees that it will use its best efforts either to induce the other Lenders to assume the obligations of a Lender in default or to obtain another Lender, reasonably satisfactory to Borrower, to replace such a Lender in default.

            12.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Managing Agent and each Lender, notwithstanding any investigation made by the Managing Agent or any Lender or on their behalf.

            12.6 NOTICES. EXCEPT as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. EXCEPT as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the fourth Banking Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

            12.7 EXECUTION OF LOAN DOCUMENTS. Unless the Managing Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

       12.8  BINDING EFFECT; ASSIGNMENT.

                 (a) This Agreement and the other Loan Documents to which Borrower are a Party will be binding upon and inure to the benefit of Borrower, the Managing Agent, each of the Lenders, and their respective successors and assigns, EXCEPT that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

                 (b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share of the Commitment; PROVIDED that (i) with respect to an assignment made prior to the Availability Termination Date such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by each of the Managing Agent and (if no Event of Default then exists) Borrower (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by a Commitment Assignment and Acceptance, a copy of which shall be furnished to the Managing Agent as hereinbelow provided,
       (iii) EXCEPT in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitment of the assigning Lender, the assignment shall not assign a Pro Rata Share of the Commitment that is equivalent to less than $5,000,000, and (iv) the effective date of any such assignment shall be as specified in the Commitment Assignment and Acceptance, but not earlier than the date which is five
       (5) Banking Days after the date the Managing Agent has received the Commitment Assignment and Acceptance. Upon the effective date of such Commitment Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share of the Commitment therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of its Note) to such assignee Lender, a Note evidencing that assignee Lender's Pro Rata Share of the Commitment, and to the assigning Lender, a Note evidencing the remaining balance of the Pro
       Rata Share retained by the assigning Lender.

                 (c) By executing and delivering a Commitment Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share of the Commitment being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitment Assignment and Acceptance;
       (iv) it will, independently and without reliance upon the Managing Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Managing Agent to take such action and to exercise such powers under this Agreement as are delegated to the Managing Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                 (d) The Managing Agent shall maintain at the Managing Agent's Office a copy of each Commitment Assignment and Acceptance delivered to it and a register (the "Register") of the names and address of each of the Lenders and the Pro Rata Share of the Commitment held by each Lender, giving effect to each Commitment Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to the Managing Agent. After receipt of a completed Commitment Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $2,500 from such Lender or Eligible Assignee, the Managing Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised SCHEDULE 1.1 giving effect thereto. Borrower, the Managing Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Share of the Commitment listed therein for all purposes hereof, and no assignment or transfer of any such Pro Rata Share of the Commitment shall be effective, in each case unless and until a Commitment Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Managing Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Share of the Commitment shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Share of the Commitment.

                 (e) Each Lender may from time to time grant participations to one or more banks or other financial institutions (INCLUDING another Lender) in a portion of its Pro Rata Share of the Commitment; PROVIDED, HOWEVER, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose EXCEPT, if the participation agreement so provides, for the purposes of Sections 3.8, 3.9, 12.11 and 12.22 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation, (iv) Borrower, the Managing Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender's Pro Rata Share of the Commitment as it then exists and shall not restrict an increase in the Commitment, or in the granting Lender's Pro Rata Share of the Commitment, so long as the amount of the participation interest is not affected thereby, and
       (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents OTHER THAN those which (A) extend any Amortization Date, the Maturity Date or any other date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders, (C) reduce the amount of any installment of principal due under the Notes, or (D) release any material portion of the Collateral (except as may be otherwise expressly provided for in any Loan Document).

                 (f) Notwithstanding anything in this Section to the contrary, the rights of the Lenders to make assignments of, and grant participations in, their Pro Rata Shares of the Commitment shall be subject to the approval of any Gaming Board, to the extent required by applicable Gaming Laws, and to compliance with applicable securities laws.

            12.9 RIGHT OF SETOFF. If an Event of Default has occurred and is continuing, the Managing Agent or any Lender (but in each case only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

            12.10 SHARING OF SETOFFS. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable
Laws: (a) the Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; PROVIDED that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consent to the foregoing arrangements and agree that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

            12.11 INDEMNITY BY BORROWER. Borrower agrees to indemnify, save and hold harmless the Managing Agent and each Lender and their directors, officers, agents, attorneys and employees (collectively the "INDEMNITEES") from and against: (a) any and all claims, demands, actions or causes of action (EXCEPT a claim, demand, action, or cause of action for any amount excluded from the definition of "Taxes" in Section 3.12(d)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, their Affiliates or any of their officers, directors or stockholders relating to the Commitment, the use or contemplated use of proceeds of any Loan, or the relationship of Borrower and the Lenders under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, costs or expenses (INCLUDING reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; PROVIDED that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.
If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower's prior consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees and reasonably acceptable to Borrower; PROVIDED, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnitee so affected shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and FURTHER PROVIDED that the Managing Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Managing Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement, the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

            12.12 NONLIABILITY OF THE LENDERS. Borrower acknowledges and agrees that:

                 (a) Any inspections of any Property of Borrower made by or through the Managing Agent or the Lenders are for purposes of administration of the Loan only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

                 (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Managing Agent or the Lenders pursuant to the Loan Documents, neither the Managing Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Managing Agent or the Lenders;

                 (c) The relationship between Borrower and the Managing Agent and the Lenders is, and shall at all times remain, solely that of borrower and lenders; neither the Managing Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; neither the Managing Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary or other "special" relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither the Managing Agent nor the Lenders undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Managing Agent or the Lenders in connection with such matters is solely for the protection of the Managing Agent and the Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

                 (d) The Managing Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and hold the Managing Agent and the Lenders harmless on the terms set forth in Section 12.11 from any such loss, damage, liability or claim.

            12.13 NO THIRD PARTIES BENEFITED. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Managing Agent and the Lenders in connection with the Loans, and is made for the sole benefit of Borrower, the Managing Agent and the Lenders, and the Managing Agent's and the Lenders' successors and assigns. EXCEPT as provided in Sections 12.8 and 12.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

            12.14 CONFIDENTIALITY. Each Lender agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, EXCEPT for disclosure: (a) to other Lenders; (b) to legal counsel and accountants for Borrower or any Lender; (c) to other professional advisors to Borrower or any Lender, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section; (d) to regulatory officials having jurisdiction over that Lender; (e) to any Gaming Board having regulatory jurisdiction over Borrower or its Subsidiaries, provided that each Lender agrees to notify Borrower of any such disclosure unless prohibited by applicable Laws; (f) as required by Law or legal process, provided that such Lender agrees to notify Borrower of any such disclosures unless prohibited by applicable Laws or in connection with any legal proceeding to which that Lender and Borrower are adverse parties; and (g) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender's interests hereunder or a participation interest in its Note, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, OTHER THAN
(i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower to any Person not associated with Borrower without a confidentiality agreement or obligation substantially similar to this Section. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Managing Agent or the Lenders to Borrower.

            12.15 FURTHER ASSURANCES. Borrower and its Subsidiaries shall, at their expense and without expense to the Lenders or the Managing Agent, do, execute and deliver such further acts and documents as the Requisite Lenders or the Managing Agent from time to time reasonably require for the assuring and confirming unto the Lenders or the Managing Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

            12.16 INTEGRATION. This Agreement, together with the other Loan Documents and the letter agreements referred to in Sections 3.2, 3.6 and 3.7, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; PROVIDED that the inclusion of supplemental rights or remedies in favor of the Managing Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

            12.17 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the local Laws of California applicable to contracts made and performed in California.

            12.18 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

            12.19 HEADINGS. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

            12.20 TIME OF THE ESSENCE. Time is of the essence of the Loan Documents.

            12.21 FOREIGN LENDERS AND PARTICIPANTS. Each Lender that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrower (with a copy to the Managing Agent), within twenty (20) days after the Closing Date (or after accepting an assignment or receiving a participation interest herein pursuant to Section 12.8, if applicable) two duly completed copies, signed by a Responsible Official, of either Form 1001 (relating to such Lender and entitling it to a complete exemption from withholding on all payments to be made to such Lender by Borrower pursuant to this Agreement) or Form 4224 (relating to all payments to be made to such Lender by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (INCLUDING, if reasonably necessary, Form W-9) satisfactory to Borrower and the Managing Agent that no withholding under the federal income tax laws is required with respect to such Lender. Thereafter and from time to time, each such Lender shall upon request by Borrower (a) promptly submit to Borrower (with a copy to the Managing Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Managing Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Lender. In the event that Borrower or the Managing Agent become aware that a participation has been granted pursuant to Section 12.8(e) to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrower or the Managing Agent to the Lender which granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and the Managing Agent as would be required under this Section if such financial institution were a Lender.

            12.22 HAZARDOUS MATERIAL INDEMNITY. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Managing Agent) the Managing Agent and each of the Lenders and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (INCLUDING reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by the Managing Agent or any Lender, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of (i) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (ii) any activity carried on or undertaken on or off any Real Property by Borrower or any of its predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence of which is caused by the Managing Agent or the Lenders. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section (and under Sections 4.18 and 5.11) shall be unlimited corporate obligations of Borrower and shall NOT be secured by any deed of trust on any Real Property. Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement, the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

            12.23 GAMING BOARDS. The Managing Agent and each of the Lenders agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over Borrower and its Subsidiaries, INCLUDING the provision of such documents or other information as may be requested by any such Gaming Board relating to Borrower or any of its Subsidiaries or to the Loan Documents.

            12.24 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            12.25 PURPORTED ORAL AMENDMENTS. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 12.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE MANAGING AGENT OR ANY LENDER THAT DOES NOT COMPLY WITH

SECTION 12.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SUNSET STATION, INC.


                                       By:     /s/ Glenn C. Christenson
                                           ---------------------------------
                                                  Glenn C. Christenson
                                            Vice President, Chief Financial
                                                  Officer and Treasurer


                                       Address:

                                       c/o Station Casinos, Inc.
                                       2411 West Sahara Avenue
                                       Las Vegas, Nevada  89102

                                       Attn:  Glenn C. Christenson
                                                Executive Vice President

                                       Telecopier: (702) 367-2424
                                       Telephone:  (702) 367-2484


                                       With a copy to:

                                       Station Casinos, Inc.
                                       2411 West Sahara Avenue
                                       Las Vegas, Nevada  89102

                                       Attn:  Bill Warner
                                                Director of Finance

                                       Telecopier:  (702) 221-2424
                                       Telephone:   (702) 221-6620

                                       BANK OF AMERICA NATIONAL TRUST AND
                                       SAVINGS ASSOCIATION, Managing Agent and
                                       as a Lender


                                       By:      /s/ Scott Faber
                                           -----------------------------------
                                           Scott Faber
                                           Vice President

                                       Address:

                                       Bank of America National Trust and
                                       Savings Association
                                       555 South Flower Street, #3283
                                       Los Angeles, California  90071

                                       Attn:  Scott Faber
                                                Vice President

                                       Telecopier:  (213) 228-2641
                                       Telephone:   (213) 228-2768

                                       With a copy to:

                                       Bank of America National Trust and
                                       Savings Association
                                       555 South Flower Street (LA-5777)
                                       Los Angeles, California  90071

                                       Attn:  William Newby
                                                Managing Director

                                       Telecopier:  (213) 228-3145
                                       Telephone:   (213) 228-2438

                                       BANK OF SCOTLAND, as a Co-Agent and a
                                       Lender


                                       By:     /s/ Catherine M. Oniffrey
                                           -----------------------------------
                                           Catherine M. Oniffrey
                                           Vice President

                                       Address:

                                       Bank of Scotland
                                       565 Fifth Avenue
                                       New York, New York  10017

                                       Attn:  Catherine M. Oniffrey
                                                Vice President

                                       Telecopier: (212) 557-9460
                                       Telephone:  (212) 450-0870



                                       SOCIETE GENERALE, as a Co-Agent and a
                                       Lender


                                       By:     /s/ Donald L. Schubert
                                           -----------------------------------
                                           Donald L. Schubert
                                           Vice President

                                       Address:

                                       Societe Generale
                                       2029 Century Park East, Suite 2900
                                       Los Angeles, California  90067

                                       Attn:  Donald L. Schubert
                                                Vice President

                                       Telecopier: (310) 551-1537
                                       Telephone:  (310) 788-7104

                                       THE LONG-TERM CREDIT BANK OF JAPAN, LTD.,
                                       LOS ANGELES AGENCY, as a Lender


                                       By:     /s/ Paul Clifford
                                           -----------------------------------
                                           Paul Clifford
                                           Deputy General Manager

                                       Address:

                                       The Long-Term Credit Bank of Japan, Ltd.,
                                       Los Angeles Agency
                                       350 South Grand Avenue, Suite 3000
                                       Los Angeles, California  90071

                                       Attn:  Paul Clifford
                                                Deputy General Manager

                                       Telecopier: (213) 622-6908
                                       Telephone:  (213) 629-5777



                                       MICHIGAN NATIONAL BANK, as a Lender


                                       By:    /s/ Jeffrey W. Billig
                                           -----------------------------------
                                           Jeffrey W. Billig
                                           Second Vice President

                                       Address:

                                       Michigan National Bank
                                       27777 Inkster Road, M/C 10-36
                                       Farmington Hills, Michigan  48334

                                       Attn:  Jeffrey W. Billig
                                                Second Vice President

                                       Telecopier: (810) 473-4345
                                       Telephone:  (810) 473-4374

                                       PILGRIM AMERICA PRIME RATE TRUST, as a
                                       Lender


                                       By:    /s/ Dan Norman
                                           -----------------------------------
                                           Dan Norman
                                           Senior Vice President

                                       Address:

                                       Pilgrim America Prime Rate Trust
                                       Two Renaissance Square
                                       40 North Central Avenue, Suite 1200
                                       Phoenix, Arizona  85004

                                       Attn:  Dan Norman
                                                Senior Vice President

                                       Telecopier: (602) 417-8327
                                       Telephone:  (602) 417-8112



                                       BANK OF AMERICA NEVADA, as a Lender


                                       By:    /s/ Herb Steege
                                           -----------------------------------
                                           Herb Steege
                                           Vice President

                                       Address:

                                       Bank of America Nevada
                                       Commercial Banking Division - CB 2006
                                       300 South Fourth Street, Suite 200
                                       Las Vegas, Nevada  89101

                                       Attn:  Herb Steege
                                                Vice President

                                       Telecopier: (702) 654-7158
                                       Telephone:  (702) 654-7142

                                       THE NIPPON CREDIT BANK, LTD., LOS ANGELES
                                       AGENCY, as a Lender


                                       By:    /s/ Jay Schwartz
                                           -----------------------------------
                                           Jay Schwartz
                                           Vice President and Manager

                                       Address:

                                       The Nippon Credit Bank, Ltd.,
                                       Los Angeles Agency
                                       550 South Hope Street, Suite 2500
                                       Los Angeles, California  90071

                                       Attn:  Jay Schwartz
                                                Vice President and Manager

                                       Telecopier: (213) 892-0111
                                       Telephone:  (213) 243-5722



                                       PNC BANK, N.A., as a Lender


                                       By:    /s/ Denise D. Killen
                                           -----------------------------------
                                           Denise D. Killen
                                           Vice President

                                       Address:

                                       PNC Bank, N.A.
                                       2 Tower Center, 16th Floor
                                       East Brunswick, New Jersey  08816

                                       Attn:  Denise D. Killen
                                                Vice President

                                       Telecopier: (908) 220-3270
                                       Telephone:  (908) 220-3262

                                       BANK OF THE WEST, as a Lender


                                       By:    /s/ Dale Kobsar
                                           -----------------------------------
                                           Dale Kobsar
                                           Regional Vice President

                                       Address:

                                       Bank of the West
                                       1450 Treat Boulevard
                                       Walnut Creek, California  94596

                                       Attn:  Dale Kobsar
                                                Regional Vice President

                                       Telecopier: (510) 930-5635
                                       Telephone:  (510) 942-8463



                                       FIRST SECURITY BANK, N.A., as a Lender


                                       By:    /s/ David Williams
                                           -----------------------------------
                                           David Williams
                                           Vice President

                                       Address:

                                       First Security Bank, N.A.
                                       Commercial Banking Division
                                       15 East 100 South, 2nd Floor
                                       Salt Lake City, Utah  84111

                                       Attn:  David Williams
                                                Vice President

                                       Telecopier: (801) 246-5532
                                       Telephone:  (801) 246-5540

                                       MCDONNELL DOUGLAS FINANCE CORPORATION, as a Lender


                                       By:    /s/ Daniel O. Anderson
                                           -----------------------------------
                                           Daniel O. Anderson
                                           Vice President - Operations

                                       Address:

                                       McDonnell Douglas Finance Corporation
                                       4060 Lakewood Boulevard, 6th Floor
                                       Long Beach, California 90808

                                       Attn:  Jim Hammersmith
                                                Director - Operations

                                       Telecopier: (310) 627-3002
                                       Telephone:  (310) 627-3238